Revision to GATX 2006 Annual Report
EXHIBIT 99.1
REVISED PORTIONS OF GATX CORPORATION ANNUAL REPORT
ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006
Explanatory Note
     The financial information contained in Items 1, 6, and 7 has been derived from our revised consolidated financial statements and reflects the retrospective application of the provisions of Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) AUG AIR-1, Accounting for Planned Major Maintenance Activities, which is discussed further in Notes 2 and 25 to the consolidated financial statements. This information should be read in conjunction with our consolidated financial statements and accompanying notes thereto included in Item 8 of this Exhibit 99.1.
Item 1. Business
BUSINESS SEGMENTS
     The content of Item 1 has not been modified other than the amount reported as total assets for ASC. Specifically, the second paragraph within the ASC summary (on page 4) has been revised as a result of the retrospective application of FSP AUG AIR-1 as follows:
     At December 31, 2006, ASC had total assets of $302.6 million. In June 2006, ASC acquired six vessels from Oglebay Norton Marine Services for $126.3 million, increasing the size of its fleet to 18 vessels. Included in the acquisition were a warehouse and the spare parts inventory of the acquired vessels. Fifteen of ASC’s vessels are motor powered vessels constructed in the 1970’s and early 1980’s, having an average age of 29 years and an estimated useful life of 50 years. The three remaining vessels are steam powered vessels built in the 1940’s and 1950’s and have an estimated remaining useful life of ten years. Notwithstanding these useful life estimates, these vessels, operating exclusively in the fresh water conditions of the Great Lakes, may achieve extended use with proper care and maintenance.

Revision to GATX 2006 Annual Report
Item 6. Selected Financial Data.

	Year Ended or at December 31
	2006	2005 (a)	2004(b)	2003	2002
	In millions, except per share data
Results of Operations
Gross income	$1,229.1	$1,103.1	$1,100.7	$967.9	$931.0
Income from continuing operations before cumulative effect of accounting change	151.4	106.0	155.7	69.4	24.2
Per Share Data
Basic:
Income from continuing operations before cumulative effect of accounting change	$2.97	2.12	$3.15	$1.41	$0.49
(Loss) income from discontinued operations	(0.76)	(2.40)	0.29	0.16	0.23
Cumulative effect of accounting change	—	—	—	—	(0.72)

Total	$2.21	$(0.28)	$3.44	$1.57	$—

Average number of common shares (in thousands)	51,001	50,106	49,348	49,107	48,889
Diluted:
Income from continuing operations before cumulative effect of accounting change	$2.65	$1.94	$2.80	$1.38	$0.49
(Loss) income from discontinued operations	(0.63)	(1.96)	0.24	0.15	0.23
Cumulative effect of accounting change	—	—	—	—	(0.72)

Total	$2.02	$(0.02)	$3.04	$1.53	$—

Average number of common shares and common share equivalents (in thousands)	62,101	61,020	60,082	51,203	49,062
Dividends declared per share of common stock	$0.84	$0.80	$0.80	$1.28	$1.28

Financial Condition
Assets	$4,647.0	$5.247.3	$5.613.6	$6.081.7	$6.429.6
Debt and capital lease obligations	2,214.7	2,872.6	3,132.1	3,493.5	3,868.0
Shareholders’ equity	1.167.7	1.026.1	1.084.3	892.0	803.6

(a)	In 2006, GATX disposed of its Air segment. As a result, Air has been segregated and classified as discontinued operations and amounts for all periods presented have been restated to reflect this classification. Additionally, continuing operations for 2005 changed from a net loss to net income, causing diluted EPS for 2005 to be based on a higher average common share equivalent.

(b)	Income from continuing operations in 2004 includes a gain on the sale of an idle property of $68.1 million ($37.8 million after-tax) and insurance recoveries of $48.4 million ($31.5 million after-tax).

Revision to GATX 2006 Annual Report
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
OVERVIEW
     General information and characteristics of GATX Corporation (“GATX” or the “Company”), including reporting segments, is included in Item 1, Business, of this document.
     The following discussion and analysis should be read in conjunction with the audited financial statements included herein. Certain statements within this document may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” or “project” and similar expressions. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. In addition, certain factors, including Risk Factors identified in Part I of this document may affect GATX’s businesses. As a result, past financial results may not be a reliable indicator of future performance.
     This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures. See “Non-GAAP Financial Measures” for additional information including definitions of terms and reconciliations to related GAAP financial components.
     GATX leases, manages, operates, and invests in long-lived, widely used assets in the rail, marine and industrial equipment markets. Headquartered in Chicago, Illinois, GATX has three financial reporting segments: Rail, Specialty and American Steamship Company (“ASC”).
     The Company’s former Air and Technology segments have been segregated and presented as discontinued operations for all periods presented, see “Discontinued Operations” for additional information.

Revision to GATX 2006 Annual Report
DISCUSSION OF OPERATING RESULTS
     The following table presents a financial summary of GATX’s operating segments:

	Years Ended December 31
	2006	2005	2004
	(in millions, except per share data)
Gross Income
Rail	$883.0	$821.9	$746.5
Specialty	135.7	140.3	122.1
ASC	209.8	138.3	111.8

Total segment gross income	1,228.5	1,100.5	980.4
Other items and eliminations	0.6	2.6	120.3

Consolidated Gross Income	1,229.1	1,103.1	1,100.7

Segment Profit
Rail	247.9	201.5	159.5
Specialty	98.9	106.1	91.8
ASC	32.0	18.4	12.7

Total Segment Profit	378.8	326.0	264.0
Less:
Selling, general and administrative expenses	146.7	141.0	140.0
Unallocated interest expense, net	5.6	6.0	20.4
Other items and eliminations	(1.0)	6.4	(118.7)
Income taxes	76.1	66.6	66.6

Income from continuing operations	151.4	106.0	155.7
(Loss) Income from discontinued operations, net of taxes	(38.8)	(119.9)	14.2

Consolidated Net Income (Loss)	$112.6	$(13.9)	$169.9

Basic earnings per share — income from continuing operations	$2.97	$2.12	$3.15

Diluted earnings per share — income from continuing operations	$2.65	$1.94	$2.80

Financial Performance Measures
     The following table presents financial performance measures for the Company based on financial data derived from the financial statements and non-GAAP components. For additional information on the Company’s use of non-GAAP components see Non-GAAP Financial Measures at the end of this Item. The Company uses these financial measures to analyze and assess underlying financial performance from period to period. The 2004 return measures were positively affected by certain non-operating events, primarily the gain from the sale of idle property and insurance recoveries. All amounts and ratios are based on continuing operations and are shown for the year ended December 31.

	2006	2005	2004
Return on equity	13.8%	10.0%	15.7%
Return on assets	2.8%	2.1%	3.1%
2006 Highlights
•	Income from continuing operations of $151.4 million was higher by $45.4 million or 43% compared to the prior year. The impact of a larger active fleet and rate increases at Rail combined with vessel purchases at ASC contributed to the increased earnings. Specialty also posted solid results, driven by strong remarketing gains and affiliate earnings.
•	Investment volume exceeded levels achieved in 2005 and 2004. Total investment volume reached $763.1 million in 2006, up from $503.2 million in 2005 and $534.8 million in 2004. Rail acquired nearly 7,000 railcars and locomotives worldwide in 2006, Specialty added marine and industrial assets to its portfolio and ASC significantly increased its fleet with the addition of six vessels.

Revision to GATX 2006 Annual Report
•	The impact of higher earnings was evident in GATX’s return on equity (“ROE”) and return on assets (“ROA”). At 13.8% and 2.8%, respectively, both measures were up sharply compared to the prior year.
Segment Operations
     Segment profit is an internal performance measure used by the Chief Executive Officer to assess the performance of each segment in a given period. Segment profit includes all revenues, including affiliate earnings, attributable to the segments, as well as ownership and operating costs that management believes are directly associated with the maintenance or operation of the revenue earning assets. Operating costs include maintenance costs, marine operating costs, asset impairment charges and other operating costs such as litigation, provisions for losses, environmental costs, and asset storage costs. Segment profit excludes selling, general and administrative expenses, income taxes and certain other amounts not allocated to the segments; these items are discussed below under Other.
     GATX allocates debt balances and related interest expense to each segment based upon a fixed recourse leverage level expressed as a ratio of recourse debt (including off balance sheet debt) to equity. In 2006, the Company revised its recourse leverage ratio levels for its segments to better align segment leverage with GATX’s consolidated leverage. The revised levels for Rail, Specialty and ASC are 4:1, 3:1 and 1.5:1, respectively. Management believes this leverage and interest expense allocation methodology provides a reasonable approximation of each operating segment’s risk-adjusted financial return. Historical financial information has been restated and all periods presented reflect the revised leverage levels. Certain other reclassifications have also been made to the 2005 and 2004 financial statements to conform to the 2006 presentation.
Rail
Segment Summary
     The North American railcar market continued to strengthen in 2006, marking its third straight year of improving market conditions. Record highs were set in a number of industry wide indicators, such as railcar loadings and ton miles. Rail continued to achieve lease rate increases and maintained a 99% fleet utilization throughout the entire year. This was accomplished through renewals of leases with current lessees, assignments of railcars (whose lease term had expired) to new lessees, and the scrapping of older, generally inactive railcars. The strong market conditions have enabled Rail to put a greater emphasis on renewing contracts with current customers at attractive lease rates while also extending lease terms. Rail expects that this strategy should help reduce future revenue volatility. In addition, renewals of leases typically result in lower maintenance and transition costs than if the railcars are assigned to new customers. Rail expects lease income to continue to increase in 2007 as the full year effects of the 2006 lease rate increases will be fully realized. Additionally, leases for approximately 20,000 North American and 8,300 European railcars are scheduled to expire in 2007. Based on current market conditions, Rail generally expects to renew or assign these railcars at higher rates, which should also contribute to higher lease income in 2007.
     Notwithstanding the improving conditions of the last few years, segments of the North American railcar leasing market have recently shown signs of weakness. In certain freight car types, Rail has identified situations at competitors where idle cars have increased and new cars have been delivered into storage. In addition, near term delivery opportunities are currently available for freight cars and tank cars at some manufacturers. Although Rail’s utilization remains at 99% at year end 2006, these developments will continue to be monitored closely in 2007.
     In North America, Rail acquired 6,300 new and used railcars in 2006. High demand for railcars and high steel prices have increased current market prices for both new and used railcars. In 2002, Rail entered into committed purchase contracts (“committed purchase program”) with two railcar manufacturers in order to secure favorable pricing for new railcar purchases in exchange for specific volume purchase commitments. The committed purchase program, which expires in early 2008, has enabled Rail to purchase new railcars at a lower price than would otherwise have been available in the spot market. In 2006, approximately one third of new railcars were acquired through the committed purchase program. During 2006, Rail signed a purchase agreement with American Railcar Industries, Inc. for delivery, beginning in 2008, of up to 4,000 newly manufactured railcars. Rail will continue to invest in the North American market during 2007 through the use of the committed purchase program, other new car orders and through select secondary market purchases.
     Costs for maintaining the North American fleet continued to increase in 2006, primarily due to an increase in conversions of railcars for use in different types of services (which also increases their marketability), a greater number of regulatory inspections and repairs and a larger fleet. The trend of increasing maintenance costs is expected to continue in 2007 due to growth in the size of the

Revision to GATX 2006 Annual Report
fleet as well as price increases for railcar components and an anticipated increase in the number of certain types of higher cost repairs. Additional security and safety regulations, if enacted, may also increase future maintenance costs.
     In December 2004, Rail purchased the remaining 50% interest in its Locomotive Leasing Partners LLC (“LLP”) joint venture. In 2005 and 2006, the earnings of the locomotive business are fully consolidated in Rail’s operating results, whereas in 2004, only 50% of the earnings from LLP were reflected as affiliate earnings. Rail’s locomotive business continued to experience growth in 2006. Higher lease rates and the placement of reconditioned locomotives on lease contributed to increases in locomotive lease income. As of December 31, 2006, Rail had 517 locomotives in its owned fleet and managed an additional 332 for an affiliate. Rail expects to expand its locomotive business in 2007.
     Rail’s European operations also benefited from improving market conditions during 2006. Utilization in Europe was 96% at the end of 2006, up from 91% at the end of 2005, primarily due to the scrapping of older, generally inactive railcars. Rates on new and renewed leases increased, resulting in higher lease income; however, at a lesser increment than seen in North America. Rail expects lease rates in Europe to continue to rise in 2007. Rail also realized cost savings and operating efficiencies at its European operations in 2006, benefiting from the consolidation efforts executed over the prior two years. During 2006, Rail placed new cars in its primary markets of Austria, Germany and Poland and to a lesser extent into the emerging eastern European markets. Rail expects to make further investments in these markets during 2007 and will evaluate other European markets for potential expansion in the future. AAE Cargo AG (“AAE”) also experienced strong demand for its fleet, particularly intermodal railcars, due to high seaport volumes, growth in container freight traffic, and increased demand from private operators.
     During 2006, Rail invested $533.6 million, acquiring approximately 6,300 railcars for its North American fleet, 600 railcars for its European fleet and 55 locomotives. Rail also exercised two purchase options on approximately 4,700 railcars previously leased in under operating leases for an aggregate cost of $260.9 million. Investment volume in 2005 totaled $402.9 million, with Rail acquiring approximately 5,900 railcars and 12 locomotives. In 2005, Rail also completed a sale leaseback transaction for 2,900 railcars with a net book value of $170.0 million.
     Components of Rail’s operating results are outlined below (in millions):

	Years Ended December 31
	2006	2005	2004
Gross Income
Lease income	$780.0	$729.4	$659.5
Asset remarketing income	19.7	13.3	8.1
Fees	1.6	1.7	4.0
Other income	59.0	63.8	58.3

Revenues	860.3	808.2	729.9
Affiliate earnings	22.7	13.7	16.6

	883.0	821.9	746.5

Ownership Costs
Depreciation	146.1	132.1	124.2
Interest expense, net	98.6	77.9	77.0
Operating lease expense	163.0	176.2	166.0

	407.7	386.2	367.2

Operating costs
Maintenance expense	201.7	193.3	186.8
Asset impairment charges	1.1	3.0	1.2
Other operating expense	24.6	37.9	31.8

	227.4	234.2	219.8

Segment profit	$247.9	$201.5	$159.5

Revision to GATX 2006 Annual Report
Rail’s Lease Income
     Components of Rail’s lease income as of December 31 are outlined below (in millions):

	2006	2005	2004
North America	$644.7	$603.2	$566.5
Europe	108.0	102.0	93.0
Locomotives	27.3	24.2	—

	$780.0	$729.4	$659.5

Rail’s Fleet Data
     The following table summarizes fleet activity for Rail’s North American railcars as of December 31:

	2006	2005	2004
Beginning balance	108,151	106,819	105,248
Cars added	6,302	5,400	6,236
Cars scrapped or sold	(3,975)	(4,068)	(4,665)
Ending balance	110,478	108,151	106,819
Utilization rate at year end	99%	98%	98%
     The following table summarizes fleet activity for Rail’s European railcars as of December 31:

	2006	2005	2004
Beginning balance	18,854	18,446	18,229
Cars added	607	518	971
Cars scrapped or sold	(990)	(110)	(754)
Ending balance	18,471	18,854	18,446
Utilization rate at year end	96%	91%	88%
Comparison of Year Ended December 31, 2006 to Year Ended December 31, 2005
Segment Profit
     Rail’s segment profit rose 23.0% or $46.4 million over 2005. The increase in profit was primarily the result of an average of 2,800 more railcars on lease, rate increases versus expiring rates on both lease renewals and assignments of existing cars and strong affiliate earnings in Europe. This was partially offset by the costs of a larger fleet including ownership and maintenance costs.
Gross Income
     Rail continued to benefit from improving conditions in its markets during 2006 and as a result, revenues increased $52.1 million, reflecting higher lease rates and an average of 2,800 more cars on lease.
     In North America, Rail had an average of 2,300 more cars on lease. Additionally, strong demand contributed to high lease renewal success, increased lease rates and near full utilization of the fleet. In combination, these factors resulted in a 6.9% increase in lease income. For the year ended December 31, 2006, the average North American renewal lease rate on a basket of common car types increased 14.3% over the expiring rate and fleet utilization for the entire year was 99%. Additionally, Rail extended the term on certain renewals, an action that is expected to temper future revenue volatility. Rail’s locomotive business also experienced growth during 2006 as higher lease rates and the placement of additional locomotives on lease contributed $3.1 million to the increase in lease income. Rail expects lease income to continue to increase into 2007 as lease rates on railcar renewals and assignments are expected to increase versus expiring rates, the full year effects of the 2006 lease rate increases are fully realized, and additional locomotives are placed on lease.
     Rail’s European operations continued to improve; an average of over 500 more cars on lease and increased demand contributed to high lease renewal success and slightly higher lease rates, resulting in a 3.0% increase in lease income. The effect of the strengthening Euro and Polish Zloty on European sourced revenues also contributed favorably to results.

Revision to GATX 2006 Annual Report
     Asset remarketing income was $6.4 million higher as Rail took advantage of the strong market and sold certain railcar types out of its fleet. Other income decreased due to fewer billable repairs of third-party railcars. As Rail’s fleet of cars under full service leases has grown, service center activities have become increasingly focused on fleet repairs and regulatory compliance. Gains on the scrapping of railcars, resulting primarily from higher scrap steel prices, partially offset the decrease in billable repairs.
     The increase in affiliate earnings reflects improved operating results at Rail’s affiliates as they also benefited from the strong market conditions. Additionally, mark to market gains of $4.9 million on certain derivative hedging instruments at the AAE affiliate also contributed to the increase. Prior year affiliates’ earnings were affected by the write down of an investment in a non-core foreign logistics business, partially offset by an asset remarketing gain recognized by a domestic affiliate.
Ownership Costs
     Ownership costs increased $21.5 million primarily due to depreciation and interest associated with the larger fleet. Partially offsetting the increase were lower interest rates resulting from improved credit spreads for GATX. The comparative mix of ownership costs was affected by the purchase in 2006 of approximately 4,700 railcars that had been previously leased in under operating leases and the sale and leaseback in 2005 of approximately 2,900 railcars.
Operating Costs
     Maintenance expenses increased $8.4 million, reflective of the increased costs associated with maintaining a larger fleet. Additionally, higher costs for increased repairs performed by railroads, component price increases for regular maintenance and conversion work, and higher European expenses due to the stronger Euro and Zloty also contributed to the higher costs.
     Asset impairment charges were $1.9 million lower than 2005, which included the write down of a North American repair facility that was sold in 2006 and the write down of certain locomotives in Europe. In 2006, asset impairment charges consisted primarily of the loss on the sale of a European repair facility.
     Other operating expenses decreased $13.3 million, driven by lower car and foreign franchise tax expenses, lower legal costs associated with claim defenses and favorable translation gains on U.S. denominated liabilities at Rail’s European operations. Additionally, 2005 included $5.0 million of debt extinguishment costs related to the termination of a structured financing in Canada.
Comparison of Year Ended December 31, 2005 to Year Ended December 31, 2004
Segment Profit
     Rail’s segment profit rose 26.3% or $42.0 million primarily as a result of higher lease income from more railcars on lease and rate increases on both lease renewals and assignments of existing cars. The increase in lease income was partially offset by the costs of a larger fleet including ownership and maintenance costs.
Gross Income
     Lease income was higher in both North American and European markets. North American renewal and assignment activity was strong and fleet utilization was 98%. Rail’s secondary market acquisitions and new railcar investments increased the average size of the active fleet by approximately 4,000 railcars over 2004, leading to a corresponding increase in lease income. In 2005, lease rates continued to improve as the average renewal rate on a basket of common railcar types increased 9.7% versus the expiring rate. Rail’s European leasing operations also improved as an increase in the average active fleet of 1,100 railcars, rising lease rates and stronger foreign exchange rates contributed to additional lease income. These results reflect Rail’s success in new markets, expanded investment in current markets and the transition of Rail Poland’s trip lease (pay as you go) business model to a term rental business model. Lease income also increased $24.2 million as a result of the acquisition of the locomotive business. No lease income from locomotives was reported in 2004 as Rail’s 50% share of LLP’s results was reported in share of affiliates’ earnings.
     Asset remarketing income in 2005 primarily included a gain from the sale of certain six axle locomotives. Other income of $63.8 million increased $5.5 million primarily due to higher revenue for customer and railroad damage reimbursements and higher third party repair billings. This increase was partially offset by lower scrapping gains resulting from the combination of higher net book values of scrapped railcars as well as fewer railcars scrapped.

Revision to GATX 2006 Annual Report
     Share of affiliates’ earnings of $13.7 million decreased $2.9 million. Prior year results included the earnings from the LLP joint venture of $2.7 million. Additionally, 2005 included the write off of a non-core logistics investment. Excluding the effect of the locomotive change and the write down, share of affiliates’ earnings increased $2.4 million due to improved results at AAE.
Ownership Costs
     Ownership costs increased $19.0 million primarily due to the impact of significant investment volume during 2004 and 2005 and the consolidation of LLP. The increase was partially offset by lower interest rates resulting from improved credit spreads for GATX. The mix of ownership costs was affected primarily by the sale and leaseback of railcars with a net book value of approximately $170.0 million.
Operating Costs
     Maintenance expense increased $6.5 million. In North America, maintenance costs increased primarily due to costs associated with moving cars from idle to active service; conversion of railcars to new services; maintaining a larger fleet; and additional regulatory compliance, including the installation of long travel constant contact side bearings on certain railcars. Additionally, higher maintenance costs reflect higher railroad repairs driven by the new regulatory requirement to replace wheels more frequently.
     Asset impairment charges increased $1.8 million primarily due to an impairment on a North American repair facility subsequently sold in 2006 and the write down of certain locomotives in Europe. Other operating expenses increased $6.1 million primarily due to $5.0 million of debt extinguishment costs related to the termination of a structured financing in Canada, which was an important component of a company-wide initiative to repatriate foreign earnings in 2005.
Railcar Regulatory Issues
     Recent railroad derailments have led to calls for increased regulation to address safety and security issues associated with the transportation of hazardous materials.
     One area of focus has been pressurized railcars built prior to 1989 that were manufactured with non-normalized steel. The National Transportation Safety Board (“NTSB”) issued a report in 2004 recommending that the Federal Railroad Administration (“FRA”) conduct a comprehensive analysis to determine the impact resistance of pressurized tank cars built prior to 1989, use the results of that analysis to rank cars according to risk and to implement measures to eliminate or mitigate such risks. In July 2005, federal legislation was passed which requires the FRA to (1) within one year validate a predictive model to quantify the relevant dynamic forces acting on railroad tank cars under accident conditions, (2) within eighteen months initiate rulemaking to develop and implement an appropriate design standard for pressurized tank cars and (3) within one year conduct a comprehensive analysis to determine the impact resistance of steel shells of pre-1989 built pressurized tank cars. The FRA’s analysis is ongoing. To date, the NTSB has not recommended that pressurized tank cars built prior to 1989 be removed from service, nor has the FRA issued any rules or orders curtailing use of these cars. The Company owns or leases approximately 4,600 pre-1989 built pressurized tank cars in North America (4% of its North American fleet).
     In December 2006, the Tank Car Committee of the Association of American Railroads (“AAR”) implemented new performance standards for tank cars that transport two hazardous materials, chlorine and anhydrous ammonia, in order to reduce the probability of a release of these materials in the event of a rail accident. The Tank Car Committee is a standing committee within the AAR Safety and Operations Department and develops and publishes specifications for the design, construction, maintenance and operation of tank cars. Pursuant to these new rules, all cars transporting these materials must comply with the new performance standards by December 31, 2018. Car owners are required to submit plans to the AAR for complying with the new standards by December 31, 2008. GATX owns or leases approximately 3,200 tank cars (3% of its North American fleet) that carry these materials and, based upon management’s review, GATX does not expect that the new rules will have a material impact on the Company’s financial position or results of operations.
     In December 2006, the Pipeline and Hazardous Materials Administration (“PHMSA”) issued a notice of proposed rulemaking to revise requirements applicable to the safe and secure transportation of hazardous materials by rail. The proposed new rules would require rail carriers to analyze safety and security risks along transportation routes, assess alternative routing options, and make routing decisions based on those assessments. The PHMSA proposal also addresses en route storage, delays in transit, delivery notification and additional security inspection requirements. Also in December 2006, the Transportation Security Administration

Revision to GATX 2006 Annual Report
(“TSA”) issued a notice of proposed rulemaking that, among other things, requires freight carriers and certain facilities to be equipped to report location and shipping information to TSA upon request. The TSA also proposes implementation of chain of custody requirements to ensure a positive and secure exchange of specified hazardous materials. The Company does not expect adoption of the proposed PHMSA and TSA rules to have a material impact on its financial position or results of operations.
     In January 2007, the FRA announced that it had signed a Memorandum of Cooperation with industry participants in connection with the Next Generation Rail Tank Car Project, a research program intended to improve the safety of rail shipments of commodities such as toxic inhalation materials and high risk gases and liquids. The FRA is considering issuing new federal design standards for tank cars that transport hazardous materials and hopes to issue a final rule in 2008. At this time, GATX cannot reasonably determine what effect, if any, new federal design standards might have in the event such standards are adopted by the FRA.
     The Company continues to work actively with trade associations and others to participate in the legislative and regulatory process affecting the safe and secure transportation of hazardous materials by rail. At this time, the effect on GATX of the mandates made on the FRA in the legislation described above, the probability of adoption of other legislation and the resulting impact on GATX should such legislation be adopted cannot be reasonably determined.
Specialty
Segment Summary
     Specialty invests in marine assets and other long-lived industrial equipment in targeted industries. Such investments may be originated through direct or indirect channels. Specialty also manages portfolios of assets for third parties, earning management and remarketing fees. Specialty’s revenues have historically fluctuated due to the uncertain timing of asset remarketing income, fees and gains from the sales of securities; however, over time lease and affiliate income are expected to comprise a greater proportion of gross income.
     The Specialty portfolio grew in 2006 due to new investments of $94.1 million, primarily in industrial equipment and marine assets. Specialty’s total asset base, including off balance sheet assets, was $499.9 million at December 31, 2006 compared to $467.2 million and $518.3 million at December 31, 2005 and 2004, respectively. The run-off of Specialty’s former Venture Finance portfolio was essentially completed in 2005. The estimated net book value equivalent of managed assets was $470.4 million at December 31, 2006. Prospectively, Specialty expects its owned portfolio to grow based on anticipated new investment volume.
     Components of Specialty’s operating results are outlined below (in millions):

	Years Ended December 31
	2006	2005	2004
Gross Income
Lease income	$42.0	$31.4	$29.8
Interest income on loans	3.6	7.7	17.6
Asset remarketing income	27.9	28.1	25.0
Fees	3.3	3.4	5.4
Other income	5.5	9.7	6.8

Revenues	82.3	80.3	84.6
Affiliate earnings	53.4	60.0	37.5

	135.7	140.3	122.1

Ownership costs
Depreciation	7.0	4.2	4.2
Interest expense, net	16.9	16.8	23.9
Operating lease expense	3.9	4.1	4.1

	27.8	25.1	32.2

Operating costs
Maintenance expense	0.1	0.8	0.8
Asset impairment charges	4.4	3.2	1.6
Other operating expenses	4.5	5.1	(4.3)

	9.0	9.1	(1.9)

Segment profit	$98.9	$106.1	$91.8

Revision to GATX 2006 Annual Report
Comparison of Year Ended December 31, 2006 to Year Ended December 31, 2005
Segment Profit
     Specialty’s segment profit of $98.9 million was 6.8% or $7.2 million lower than the prior year. The decrease was primarily due to lower interest income, gains from the sale of securities and affiliate earnings, and higher ownership costs. This was partially offset by significantly higher lease income in the current year. Asset remarketing income was significant in 2006 and 2005; both years included a large residual sharing fee from one managed portfolio transaction.
Gross Income
     Revenues of $82.3 million were $2.0 million higher than the prior year. Lease income increased primarily due to investments in new operating assets over the past two years and higher usage rents from marine vessels. Interest income decreased $4.1 million as a result of the run-off of Venture Finance loans in 2005. Asset remarketing for both 2006 and 2005 primarily reflects gains and fees received in each period from sales of assets. Significant residual sharing fees of $14.0 million and $12.8 million were received in 2006 and 2005, respectively, related to one transaction in the managed portfolio. The timing of asset remarketing income is dependent on transactional opportunities and market conditions and is expected to be uneven in nature. Other income decreased $4.2 million primarily due to a $3.7 million gain from the sale of securities recorded in the prior year.
     Affiliate earnings of $53.4 million decreased $6.6 million primarily as a result of decreased operating earnings from the marine joint ventures, partially offset by increased remarketing gains, primarily in an aircraft engine leasing joint venture. The marine joint ventures continued to post strong earnings in 2006; however, not at the historically high levels experienced in 2005.
Ownership Costs
     Ownership costs of $27.8 million were $2.7 million higher primarily due to depreciation on new operating assets.
Operating Costs
     Asset impairment charges in both years primarily reflect the write downs of certain cost method investments. Other operating expenses include net bad debt recoveries of $3.1 million and $2.3 million in 2006 and 2005, respectively. Excluding the recoveries from both years, other operating expenses increased primarily due to higher operating expenses associated with greater marine vessel utilization.
Comparison of Year Ended December 31, 2005 to Year Ended December 31, 2004
Segment Profit
     Specialty’s segment profit of $106.1 million increased 15.6% or $14.3 million from the prior year. The increase was primarily due to the strong performance of marine affiliates and lower ownership costs. This was partially offset by lower interest income and higher operating expenses. Asset remarketing income was significant in both years; 2005 included a large residual sharing fee from one managed portfolio transaction.
Gross Income
     Specialty’s gross income of $140.3 million was $18.2 million higher primarily as a result of higher asset remarketing income and share of affiliate earnings, offset by lower interest and fee income. Asset remarketing income increased $3.1 million due to gains from the sale of assets from Specialty’s owned portfolio as well as residual sharing fees from the sale of managed assets. The increase of $22.5 million in share of affiliates’ earnings is primarily attributable to higher freight rates and vessel utilization in the marine joint ventures. The decrease of $9.9 million in interest income was the result of the run-off of Venture Finance loans in 2004 and 2005. Fee income decreased $2.0 million due to large asset management fees received in 2004.
Ownership Costs

Revision to GATX 2006 Annual Report
     Ownership costs of $25.1 million decreased $7.1 million due to lower interest expense resulting from a smaller investment portfolio and lower debt balances.
Operating Costs
     Operating costs increased primarily as a result of a reversal of provision for possible losses recognized in 2004. Specialty reversed $9.4 million of provision for possible losses in 2004 compared with a reversal of $2.3 million in 2005. The reversals in both years were primarily due to favorable credit experience during the run-off of the Venture Finance portfolio, improvements in overall portfolio quality and recoveries of previously provided for bad debts. Additionally, other operating expenses increased in 2005 related to marine vessels that experienced higher utilization levels. Asset impairment charges in both years primarily reflect write downs of certain cost method investments.
ASC
Segment Summary
     Demand for waterborne transportation on the Great Lakes remained strong across all market segments during 2006, although there were some signs of softening in the iron ore sector in the fourth quarter. Great Lakes shipments of iron ore and limestone aggregates exceeded 2005 levels, while coal shipments were slightly below previous year levels. ASC’s fleet was fully utilized throughout the 2006 navigating season, with 95% of cargo carried under term contracts. Based on current market conditions and industry forecasts of future activity, ASC believes that while high steel inventory levels may result in some softening of demand for iron ore in 2007, any shortfall in iron ore demand should be offset by increased demand for other commodities.
     ASC purchased six vessels from Oglebay Norton Marine Services (“ONMS”) on June 6, 2006, for $126.3 million. Included in the acquisition were a warehouse and the spare parts inventory of the acquired vessels. The vessels acquired include two 1,000-footers, three Class II steamships and one river-sized vessel. The majority of ONMS’s customer contracts were assigned to ASC concurrent with the purchase, and the acquired vessels actively operated through the end of the 2006 navigation season. In addition, on the vessel acquisition date, ASC and Oglebay Norton Minerals Company, a subsidiary of ONMS entered into a ten-year transportation agreement covering the vessel delivery of approximately four million tons of limestone annually. In June 2005, a 1,000-foot vessel was transferred from Specialty to ASC and placed on a long-term time charter lease, which expires in 2015.
     Components of ASC’s operating results are outlined below (in millions):

	Years Ended December 31
	2006	2005	2004
Gross Income
Marine operating revenues	$205.6	$135.7	$110.9
Lease income	4.2	2.4	—
Other income	—	0.2	0.9

	209.8	138.3	111.8

Ownership costs
Depreciation	10.2	6.5	6.5
Interest expense, net	8.1	5.1	5.1

	18.3	11.6	11.6

Operating costs
Marine operating expense	159.8	108.3	87.3
Asset impairment charges	—	—	0.2
Other operating expenses	(0.3)	—	—

	159.5	108.3	87.5

Segment profit	$32.0	$18.4	$12.7

Revision to GATX 2006 Annual Report
ASC’S Fleet Data
     The following table summarizes fleet activity for ASC’s Great Lakes fleet as of December 31:

	2006	2005	2004
Beginning balance	12	11	11
Vessels added	6	1	—
Ending balance	18	12	11
Comparison of Year Ended December 31, 2006 to Year Ended December 31, 2005
Segment Profit
     ASC’s segment profit of $32.0 million increased 73.9% or $13.6 million primarily as a result of the operating contribution generated by the six acquired vessels, a full year of income from the time charter vessel, which commenced operation in June 2005, and freight rate increases for ASC’s existing fleet, partially offset by higher vessel operating and ownership costs.
Gross Income
     ASC’s gross income of $209.8 million increased $71.5 million primarily due to the impact of the vessel acquisition, a full year of operating revenue and lease income from the time charter vessel, higher freight rates and increased fuel surcharges. The fuel surcharges were offset by higher fuel costs in marine operating expenses.
     The six acquired vessels contributed $51.2 million of additional freight revenue. Time charter freight revenue and operating lease income increased a total of $6.4 million, reflecting a full year of operation compared to seven months of operation in 2005. Revenue generated from the balance of ASC’s fleet increased $13.9 million primarily due to contractual freight rate increases and fuel surcharges.
Ownership Costs
     ASC’s ownership costs of $18.3 million increased $6.7 million primarily due to the impact of the vessel acquisitions.
Operating Costs
     ASC’s operating costs increased $51.2 million primarily due to higher marine operating costs as a result of the vessel acquisitions, a full year of operating expenses related to the time charter vessel and higher fuel costs. The six acquired vessels added $36.5 million of operating expenses. Time charter operating expenses increased a total of $5.1 million, reflecting a full year of operation, compared to seven months of operation in 2005. Fuel prices increased approximately 16%; however, the increased fuel costs were largely recovered through fuel surcharges. Higher vessel labor costs resulting from a new labor agreement, executed in September 2006, also contributed to the increase.
Comparison of Year Ended December 31, 2005 to Year Ended December 31, 2004
Segment Profit
     ASC’s segment profit of $18.4 million increased 44.9% or $5.7 million primarily attributable to the contribution from the time charter vessel added in June 2005 and an increase in net tons carried related to an increase in demand.
Gross Income
     Marine operating revenue increased $24.8 million primarily due to fuel surcharges. The fuel surcharges are largely offset by higher fuel costs in marine operating expenses. Freight rate increases, increased net tons carried and the addition of the time charter vessel also contributed to the increase.
Ownership Costs

Revision to GATX 2006 Annual Report
     Ownership costs of $11.6 million in 2005 were comparable to the prior year.
Operating Costs
     Operating costs increased $20.8 million primarily due to increased fuel costs, costs associated with the time charter vessel and increased cargo transported. The increased fuel costs were largely recovered through fuel surcharges.
ASC Regulatory Issues
     ASC vessels take on ballast water when not loaded in order to ensure proper vessel control and safe operation. The United States Coast Guard has initiated a rulemaking to promulgate new federal regulations on ballast water discharge standards. The rulemaking is focusing upon, among other issues, the use of various ballast water treatment technologies designed to prevent the introduction and spread of non-indigenous aquatic species into U.S. waters. To date, no federal or state regulations have been promulgated with respect to ballast water discharge and such treatment technologies for vessels that operate solely on the Great Lakes. Accordingly, ASC cannot determine the impact such regulations would have, if enacted.
Other
     Other is comprised of unallocated interest expense, selling, general and administrative expenses (“SG&A”), miscellaneous income and expense not directly associated with the reporting segments and eliminations.
     Components of Other are outlined below (in millions):

	Years Ended December 31
	2006	2005	2004
Other items and eliminations	$0.6	$2.6	$120.3

Gross Income	$0.6	$2.6	$120.3

Unallocated Expenses
Selling, general and administrative expenses	$146.7	$141.0	$140.0
Unallocated interest expense, net	5.6	6.0	20.4
Other items and eliminations	(1.0)	6.4	(118.7)
Income taxes	76.1	66.6	66.6
Gross Income
     Gross income in 2004 included a $68.1 million gain from the sale of an idle property and $48.4 million of insurance recoveries related to a prior litigation matter.
SG&A, Unallocated interest and Other items and eliminations
     SG&A include support costs such as information technology, human resources, legal, tax, financial support and management costs. SG&A increased $5.7 million in 2006 primarily due to the effect of stock option and stock appreciation rights expensing and higher information technology spending.
     Unallocated interest represents the amount of consolidated expense (net of interest income, which is reported on a net basis with interest expense) remaining after the allocation to the segments based on assigned leverage ratios. Unallocated interest in 2006 approximated 2005 amounts and was marginally impacted by higher interest income on the net cash proceeds received from the sale of Air in November. The higher level of unallocated interest in 2004 was primarily due to excess liquidity carried throughout the year.
     Other items in 2005 primarily consisted of $11.9 million of debt extinguishment costs related to liability management activities, partially offset by the reversal of a $2.7 million corporate provision for losses. Other items in 2004 primarily consisted of the previously discussed property and insurance settlement gains. Eliminations were immaterial for all periods presented.
Income Taxes

Revision to GATX 2006 Annual Report
     GATX’s effective income tax rate from continuing operations in 2006 of 33.4% was impacted by a $5.9 million deferred tax benefit recognized in connection with a statutory rate change enacted in Canada. GATX’s effective tax rate in 2005 of 38.6% was impacted by $9.9 million of taxes related to the repatriation of foreign subsidiary earnings. To take advantage of the one-time dividends received deduction in the American Jobs Creation Act of 2004, GATX repatriated $94.5 million of foreign earnings in 2005. Partially offsetting the repatriation expense was a tax benefit of $6.6 million recognized in 2005 in connection with costs related to the termination of a structured financing. GATX’s effective tax rate of 30.0% in 2004 was impacted primarily by the recognition of $14.5 million of income tax refunds. Excluding the impacts of the items noted herein from all years, GATX’s effective tax rate from continuing operations would have been 36.0%, 36.7% and 36.5% for 2006, 2005 and 2004, respectively.
     See Note 13 to the consolidated financial statements for additional information about income taxes.
Discontinued Operations
     In 2006, GATX agreed to sell the majority of its aircraft leasing business to Macquarie Aircraft Leasing Limited (“MALL”). The sale was completed in two stages: the sale of the wholly owned aircraft closed on November 30, 2006, and the sale of the partnered aircraft closed on January 17, 2007. Separately in 2006, GATX sold 26 wholly owned and partnered aircraft and its interest in Pembroke Group, a 50% owned aircraft leasing affiliate. These events resulted in the disposition of GATX’s aircraft leasing operation (formerly the “Air” segment). Accordingly, Air has been segregated and classified as discontinued operations for all periods presented. In 2004, GATX completed the sale of the assets of its former Technology segment (“Technology”) with $291.5 million of related nonrecourse debt assumed by the acquirer. Financial data for Technology has also been segregated and reported as discontinued operations for all periods presented.
     GATX had been in the commercial aircraft leasing business since 1968, building a valuable operating lease platform and portfolio of aircraft. GATX believes that, relative to competitors in the industry, its lower scale and higher cost of capital resulted in a competitive disadvantage and that the sale of the Air business will enable it to realize greater value for its shareholders than could have been realized from continuing to own and operate the business. Gross proceeds from these sales in 2006 totaled $1.3 billion, of which approximately $0.8 billion was used to retire debt and pay transaction costs. The remaining proceeds are expected to be used to fund new investments in rail, marine and industrial assets and to repurchase GATX common stock under a $300 million stock repurchase program initiated in 2007.
     The following table summarizes certain operating data for Discontinued Operations (in millions).

	Years Ended December 31
	2006	2005	2004
Revenues	$133.5	$133.9	$206.6
(Loss) income before taxes	(8.9)	(198.7)	22.9
Income (loss) from operations, net of taxes	32.1	(0.5)	21.4
Loss on disposal of segment, net of taxes	(70.9)	(119.4)	(7.2)

Net (loss) income from discontinued operations	$(38.8)	$(119.9)	$14.2

     GATX’s loss on disposals of wholly owned and partnered aircraft was comprised of $60.3 million ($70.9 million after tax) of losses realized on dispositions in 2006 and impairment charges of $196.4 million ($119.4 million after tax) recorded in 2005. Taxes associated with the disposals include an estimated expense of $37.2 million related to the recapture of previously deducted foreign losses related to GATX’s interests in certain foreign affiliates.
     Results of discontinued operations reflect directly attributable revenues, ownership, operating, interest and SG&A expenses and income taxes. Results also reflect intercompany allocations for interest and certain SG&A expenses. Interest expense allocated was $16.4 million, $26.7 million and $21.0 million for 2006, 2005 and 2004, respectively. Interest was allocated consistent with GATX’s risk adjusted approach for continuing operations. SG&A allocated was $6.1 million, $6.9 million and $12.1 million for 2006, 2005 and 2004, respectively. SG&A was allocated based on management’s best estimate and judgment of the direct cost of support services provided to discontinued operations and amounts allocated approximate the amounts expected to be eliminated from continuing operations.
     See Note 19 to the consolidated financial statements for additional information about discontinued operations.

Revision to GATX 2006 Annual Report
BALANCE SHEET DISCUSSION
Assets
     Assets of continuing operations were $4.4 billion at December 31, 2006 compared to $3.5 billion at December 31, 2005. Increases in operating assets, receivables and cash were partially offset by decreases in other assets.
     In addition to assets recorded on its balance sheet, GATX utilizes approximately $1.3 billion of other assets, primarily railcars, which are financed with operating leases and therefore are not recorded on the balance sheet. The off balance sheet assets represent the estimated present value of GATX’s committed future operating lease payments.
     The following table presents assets of continuing operations by segment as of December 31 (in millions):

	2006			2005
	On	Off		On	Off
	Balance	Balance		Balance	Balance
	Sheet	Sheet	Total	Sheet	Sheet	Total
Rail	$3,365.6	$1,313.0	$4,678.6	$2,719.4	$1,441.8	$4,161.2
Specialty	491.9	8.0	499.9	455.5	11.7	467.2
ASC	302.6	—	302.6	165.8	—	165.8
Other	254.7	—	254.7	199.8	—	199.8

	$4,414.8	$1,321.0	$5,735.8	$3,540.5	$1,453.5	$4,994.0

Gross Receivables
     Receivables of $541.1 million at December 31, 2006, including leveraged leases net of nonrecourse debt, increased $108.8 million from December 31, 2005. The increase was primarily attributable to new finance leases at Rail and Specialty and an increase in trade receivables at ASC related to increased operating revenue.
Allowance for Possible Losses
     The purpose of the allowance is to provide an estimate of credit losses inherent in reservable assets. Reservable assets include rent and other receivables, loans and finance leases. In addition to establishing loss estimates for known troubled accounts, this estimate involves consideration of historical loss experience, judgments about the impact of present economic conditions, collateral values, and the state of the markets in which GATX operates.
     The following summarizes changes in GATX’s consolidated allowance for possible losses as of December 31 (in millions):

	2006	2005
Balance at the beginning of the year	$12.7	$21.0
Reversal of provision for possible losses	(2.1)	(5.6)
Charges to allowance	(1.9)	(4.7)
Recoveries and other	0.9	2.0

Balance at end of the year	$9.6	$12.7

     The reversals of provision for losses were primarily due to favorable credit experience. There were no material changes in estimation methods or assumptions for the allowance during 2006. GATX believes that the allowance is adequate to cover losses inherent in the gross receivables portfolio as of December 31, 2006. Since the allowance is based on judgments and estimates, it is possible that those judgments and estimates could change in the future, causing a corresponding change in the recorded allowance.
Operating Assets and Facilities
     Net operating assets and facilities increased $717.0 million from 2005. The increase was primarily related to the following activities during the 2006: Rail invested $462.1 million in rail assets and separately purchased $260.9 million of railcars previously leased-in under operating leases, Specialty invested $22.3 million, primarily in industrial equipment and ASC invested $127.7 million, comprised substantially of acquired marine vessels. Partially offsetting the increase were Rail asset dispositions of $38.0 million and depreciation of $163.3 million.

Revision to GATX 2006 Annual Report
Investments in Affiliated Companies
     Investments in affiliated companies increased $8.0 million in 2006 primarily due to an investment contribution to a Specialty marine joint venture. Distributions of earnings and capital from affiliates were $74.8 million in 2006, approximating GATX’s share of 2006 affiliate earnings.
     The following table shows GATX’s investment in affiliated companies by segment as of December 31 (in millions):

	2006	2005
Rail	$109.7	$99.7
Specialty	182.2	184.2

	$291.9	$283.9

     See Note 6 to the consolidated financial statements for additional information about investments in affiliated companies.
Other Assets
     The decrease in other assets in 2006 was primarily due to a reduction in pension assets of $45.1 million resulting from the adoption of a new pension accounting standard. See Note 14 to the consolidated financial statements.
Debt
     Total debt decreased $657.9 million from the prior year. In 2006, debt prepayments resulting from disposition of the Air segment were $796.0 million, scheduled maturities were $355.2 million and payments of principal related to conversions of convertibles notes were $50.6 million. The decrease was partially offset by issuances of senior unsecured debt of $500.0 million.
     The following table summarizes the debt of GATX and its subsidiaries by major component, including off balance sheet debt, as of December 31, 2006 (in millions):

	Secured	Unsecured	Total
Bank Credit Facilities	$—	$22.4	$22.4
Convertible notes	—	249.3	249.3
Nonrecourse debt	2.7	—	2.7
Recourse debt	15.3	1,873.5	1,888.8
Capital lease obligations	51.5	—	51.5

Balance sheet debt	69.5	2,145.2	2,214.7
Recourse off balance sheet debt (a)	977.1	—	977.1
Nonrecourse off balance sheet debt (a)	343.9	—	343.9

	$1,390.5	$2,145.2	$3,535.7

(a)	Off balance sheet debt represents the estimated present value of assets leased in under operating leases and is equal to the value of off balance sheet assets.
CASH FLOW DISCUSSION
     GATX generates a significant amount of cash from its operating activities and proceeds from its investment portfolio, which is used to service debt, pay dividends, and fund portfolio investments and capital additions.
Net Cash Provided by Operating Activities of Continuing Operations
     Net cash provided by continuing operations of $293.3 million increased $95.9 million compared to 2005. The increase was primarily due to higher lease income and greater operating contribution from ASC.
Portfolio Investments and Capital Additions

Revision to GATX 2006 Annual Report
     Portfolio investments and capital additions primarily consist of purchases of operating assets, investments in joint ventures, loans and capitalized asset improvements. Portfolio investments and capital additions of $763.1 million increased $259.9 million from 2005. Rail’s investment volume of $533.6 million was $130.7 million higher than the prior year and resulted in the acquisition of approximately 6,300 railcars for its North American fleet and 600 railcars for its European fleet. Separately in 2006, Rail exercised purchase options on two operating leases covering a total of 4,700 railcars for an aggregate cost of $260.9 million. Specialty’s investment volume of $94.1 million was comparable to the prior year and included $67.7 million of industrial equipment and $24.3 million for marine assets. ASC investment volume of $127.7 million was primarily related to the acquisition of six marine vessels. Other investments primarily reflect information technology spending, including systems expenditures that support GATX’s operations.
     The following table presents portfolio investments and capital additions by segment (in millions):

	2006	2005	2004
Rail	$533.6	$402.9	$489.9
Specialty	94.1	92.6	22.7
ASC	127.7	3.2	20.6
Other	7.7	4.5	1.6

	$763.1	$503.2	$534.8

     Future portfolio investments and capital additions (excluding contractual commitments) will depend on market conditions and opportunities to acquire desirable assets.
Portfolio Proceeds
     Portfolio proceeds primarily consist of loan and finance lease receipts, proceeds from asset remarketing and sales of securities, and capital distributions from affiliates. Portfolio proceeds of $122.7 million in 2006 decreased $43.8 million from 2005. The decrease was primarily due to a decline in loan payments received due to the run-off of the Venture Finance loan portfolio and lower proceeds from sales of investment securities. The decrease was partially offset by an increase in distributions from affiliates.
     Portfolio proceeds were as follows for the years ended December 31 (in millions):

	2006	2005	2004
Finance lease rents received, net of earned income and leveraged lease nonrecourse debt service	$17.8	$15.2	$25.0
Loan principal received	18.8	47.3	109.8
Proceeds from asset remarketing	40.3	45.5	55.4
Proceeds from sales and maturities of investment securities	7.2	29.9	28.1
Capital distributions from affiliates	38.6	28.6	89.4

	$122.7	$166.5	$307.7

Proceeds from Sale-leaseback Transactions and Other Asset Sales
     In 2005, the Company completed a sale-leaseback transaction for approximately 2,900 of its railcars (net book value of $170.0 million) for net proceeds of $201.3 million. The transaction produced a gain of $31.3 million, which was deferred and is being amortized as a component of operating lease expense over the 21-year term of the resulting operating lease. Proceeds from other asset sales primarily consist of scrapping of railcars, sales of assets held for sale, and dispositions of other assets.
Net Cash from Financing Activities of Continuing Operations
     Net cash provided by financing activities of continuing operations was $112.6 million in 2006 compared to net cash used of $173.0 million in 2005.
     Net proceeds from issuance of debt (original maturities longer than 90 days) were $572.4 million in 2006, primarily consisting of $200.0 million of ten-year senior unsecured notes, $200.0 million of 64-month senior unsecured notes and a $100.0 million seven-year unsecured term loan. The proceeds from the debt issuances were primarily used to repay existing debt.
     Repayments of debt were $405.8 million in 2006. The majority of the debt repaid consisted of scheduled maturities. Additionally, $50.6 million of principal was repaid for conversions of convertible notes scheduled to mature in February 2007.

Revision to GATX 2006 Annual Report
Cash Flows of Discontinued Operations
     Net cash provided by discontinued operations of $558.7 million in 2006 consisted primarily of $1.3 billion of proceeds received from the Air disposal transactions partially offset by $796.0 million of related debt prepayments.
Liquidity and Capital Resources
General
     GATX’s operations fund investments and meet debt, lease and dividend obligations through cash from continuing operating activities, portfolio proceeds (including proceeds from asset sales), commercial paper issuances, committed revolving credit facilities and the issuance of secured and unsecured debt. GATX utilizes both domestic and international capital markets and banks.
     Principal sources and uses of cash for continuing operations were as follows for the years ended December 31 (in millions):

	2006	2005	2004
Principal sources of cash
Net cash provided by operating activities	$293.3	$197.4	$210.2
Portfolio proceeds	122.7	166.5	307.7
Proceeds from sale-leaseback	—	201.3	—
Proceeds from other asset sales	24.8	46.0	130.3
Proceeds from issuance of debt	572.4	549.5	20.5

	$1,013.2	$1,160.7	$668.7

Principal uses of cash
Portfolio investments and capital additions	$(763.1)	$(503.2)	$(534.8)
Repayments of debt	(440.5)	(666.8)	(346.7)
Purchase of leased in assets	(260.9)	—	—
Payments on capital lease obligations	(10.8)	(16.8)	(21.6)
Cash dividends	(43.4)	(40.0)	(39.4)

	$(1,518.7)	$(1,226.8)	$(942.5)

Credit Facilities
     In 2005, GATX Financial Corporation (“GFC”), a wholly owned subsidiary of GATX, entered into a five-year, $525.0 million senior unsecured revolving credit facility. The facility was amended in December 2006 to add GATX as a guarantor of GFC’s obligations under the facility and also to change the financial covenants contained therein such that they are based on GATX’s financial statements rather than GFC’s.
     At December 31, 2006, availability under the credit facility was $510.4 million, with $14.6 million of letters of credit issued and backed by the facility. This facility along with commercial paper issuances are the primary sources of cash used to fund daily operations. This short-term debt is paid down using cash flow from operations or proceeds from long-term debt issuances. The facility also backs up the commercial paper issuances.
Restrictive Covenants
     GATX is subject to various restrictive covenants, including requirements to maintain a defined net worth, a fixed charge coverage ratio and an asset coverage test. GFC is also subject to various restrictive covenants, and certain negative pledge provisions. GATX does not anticipate any covenant violation in the credit facility, bank financings, or indenture, or other financings, nor does it anticipate that any of these covenants will restrict its operations or its ability to procure additional financing.
Debt Financing
     During 2006, all of GATX’s debt issuances were through GFC and its subsidiaries. As of December 31, 2006, GFC had a shelf registration for $1.0 billion of debt securities and pass through certificates, of which $696.5 million of senior unsecured notes had been issued.

Revision to GATX 2006 Annual Report
     See Note 11 to the consolidated financial statements for detailed information on GATX’s credit facilities, debt obligations and related restrictive covenants.
Credit Ratings
     The availability of GATX’s funding options may be affected by certain factors including the global capital market environment and outlook as well as GATX’s financial performance. Access to capital markets at competitive rates is dependent on GFC’s credit rating and rating outlook, as determined by rating agencies such as Standard & Poor’s (S&P) and Moody’s Investor Service (Moody’s). During 2006, S&P upgraded its credit rating on GFC’s long-term unsecured debt to BBB from BBB- and changed the rating outlook to stable. Also, S&P’s credit rating for short-term unsecured debt was upgraded to A-2 from A-3. Subsequent to December 31, 2006, S&P further upgraded its credit rating on GFC’s long-term unsecured debt to BBB+. During 2006, Moody’s upgraded its rating on GFC’s long-term unsecured debt to Baa1 from Baa3. Moody’s also upgraded the credit rating for short-term unsecured debt to P-2 from P-3.
2007 Liquidity Position
     GATX expects that it will be able to meet its contractual obligations for 2007 through a combination of projected cash from continuing operations, portfolio proceeds and its revolving credit facilities, as well as available cash.
Off Balance Sheet Arrangements and Other Contingencies
Contractual Commitments
     At December 31, 2006, GATX’s contractual commitments, including debt maturities, lease payments, and unconditional purchase obligations were (in millions):

	Payments Due by Period
	Total	2007	2008	2009	2010	2011	Thereafter
Debt(a)	$2,142.8	$185.4	$331.8	$386.9	$254.9	$220.9	$762.9
Commercial paper and credit facilities	22.4	22.4	—	—	—	—	—
Capital lease obligations	72.8	10.0	9.4	9.6	7.2	5.9	30.7
Operating leases — recourse	1,487.6	132.3	132.8	130.5	135.5	119.0	837.5
Operating leases — nonrecourse	520.2	41.7	38.9	41.0	42.2	42.2	314.2
Unconditional purchase obligations	522.3	310.2	124.7	87.4	—	—	—

	$4,768.1	$702.0	$637.6	$655.4	$439.8	$388.0	$1,945.3

(a)	Excludes fair value of debt derivatives of $2.0 million which does not represent a contractual commitment with a fixed amount or maturity date.
Convertible Securities
     In August 2003, GATX completed an offering of $125.0 million long-term, 5.0% senior unsecured notes which are convertible into GATX common stock. As of December 31, 2006, the notes were convertible at a conversion price of $24.54 per share. The conversion price is subject to adjustment based on various factors, including changes in the dividend on GATX’s common stock. Holders of the notes have the right to require all or a portion of the notes to be purchased at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest in August 2008, August 2013, and August 2018. Any required purchases in August 2008, will be payable in cash, whereas any purchases in August 2013 or August 2018 may be paid in cash or shares of GATX common stock or any combination thereof, at GATX’s option. GATX also has the right, beginning in August 2008, to redeem the notes at 100% of the principal amount plus accrued and unpaid interest. If GATX provides notice of redemption, the holders of the notes may elect to exercise their conversion privilege. Upon conversion, GATX may elect, at its option, to deliver cash, shares of GATX common stock or any combination thereof.
     At December 31, 2006, GATX also had $124.3 million of 7.5% senior unsecured convertible notes outstanding, which were convertible at any time prior to maturity into GATX common stock at a price of $34.09 per share. Subsequent to year-end, all outstanding notes converted, resulting in a cash payment equal to the balance and the issuance of 1.0 million shares for the difference between GATX’s stock price at the time of conversion and the conversion price.

Revision to GATX 2006 Annual Report
Unconditional Purchase Obligations
     At December 31, 2006, GATX’s unconditional purchase obligations of $522.3 million were primarily for railcars to be acquired during the period of 2007 through 2009.
     At December 31, 2006, GATX’s unconditional purchase obligations by segment were (in millions):

	Payments Due by Period
	Total	2007	2008	2009	2010	2011	Thereafter
Rail	$429.8	$217.7	$124.7	$87.4	$—	$—	$—
Specialty	92.5	92.5	—	—	—	—	—

	$522.3	$310.2	$124.7	$87.4	$—	$—	$—

Future cash inflows
     The Company’s primary projected cash inflow commitments arising from minimum future lease receipts from finance leases, net of debt payments for leveraged leases, and minimum future rental receipts from noncancelable operating leases as of December 31, 2006 were as follows (in millions):

	Projected Cash Inflow Commitments by Period
	Total	2007	2008	2009	2010	2011	Thereafter
Finance leases	$549.2	$51.7	$39.2	$42.5	$37.1	$41.2	$337.5
Operating leases	2,663.1	733.0	561.5	435.7	314.3	196.4	422.2

Total	$3,212.3	$784.7	$600.7	$478.2	$351.4	$237.6	$759.7

Commercial Commitments
     In connection with certain investments or transactions, GATX has entered into various commercial commitments, such as guarantees and standby letters of credit, which could require performance in the event of demands by third parties. Similar to GATX’s balance sheet investments, these guarantees expose GATX to credit, market and equipment risk; accordingly, GATX evaluates its commitments and other contingent obligations using techniques similar to those used to evaluate funded transactions.
     Affiliate guarantees generally involve guaranteeing repayment of the financing utilized to acquire or lease in assets being leased by an affiliate to customers, and are in lieu of making direct equity investments in the affiliate. GATX is not aware of any event of default which would require it to satisfy these guarantees, and expects the affiliates to generate sufficient cash flow to satisfy their lease and loan obligations.
     Asset residual value guarantees represent GATX’s commitment to third parties that an asset or group of assets will be worth a specified amount at the end of a lease term. Approximately 36% of the Company’s asset residual value guarantees are related to rail equipment. Based on known facts and current market conditions, management does not believe that the asset residual value guarantees will result in any negative financial impact to GATX. Historically, gains associated with the residual value guarantees have exceeded any losses incurred. GATX believes these asset residual value guarantees will likely generate future income in the form of fees and residual sharing proceeds.
     Lease payment guarantees represent GATX’s guarantees to financial institutions of finance and operating lease payments to unrelated parties in exchange for a fee.
     Other guarantees consists of GATX’s indemnification of Airbus Industrie (“Airbus”) related to the dissolution of Flightlease Holdings Limited (“FHG”) and the allocation by Airbus of $77.8 million of pre-delivery payments to GATX towards the purchase of aircraft in 2001. These pre-delivery payments are also the subject of litigation as discussed in Item 3. Legal Proceedings. No liability has been recorded with respect to this indemnification as GATX believes that the likelihood of having to perform under the indemnity is remote.
     GATX and its subsidiaries are also parties to standing letters of credit and bonds primarily related to workers’ compensation and general liability insurance coverages. No material claims have been made against these obligations. At December 31, 2006, GATX does not expect any material losses to result from these off balance sheet instruments because performance is not anticipated to be required.

Revision to GATX 2006 Annual Report
     GATX’s commercial commitments for continuing operations at December 31, 2006 were (in millions):

	Amount of Commitment Expiration by Period
	Total	2007	2008	2009	2010	2011	Thereafter
Affiliate guarantees	$24.2	$3.0	$3.0	$2.2	$2.8	$—	$13.2
Asset residual value guarantees	144.5	16.9	19.9	29.1	12.3	6.1	60.2
Lease payment guarantees	20.8	—	—	—	—	—	20.8
Other guarantees(a)	77.8	—	—	—	—	—	—

Guarantees	267.3	19.9	22.9	31.3	15.1	6.1	94.2
Standby letters of credit and bonds	15.8	15.8	—	—	—	—	—

	$283.1	$35.7	$22.9	$31.3	$15.1	$6.1	$94.2

(a)	No specific maturity date.
     Subsequent to December 31, 2006, GATX provided a guarantee for future lease payments under a lease agreement assumed by the buyer of the Air business. The guarantee covers lease payments totaling $52.4 million payable during the years 2007 — 2019.
Pension Contributions
     In 2006, GATX contributed $1.9 million to its funded and unfunded pension plans. In 2007, the Company expects to make contributions of approximately $2.1 million to its pension plans. Additional contributions will be dependent on a number of factors including plan asset investment returns and actuarial experience. Subject to the impact of these factors, the Company may make additional material plan contributions.
Stock Repurchase
     On January 25, 2007, the Company’s Board of Directors authorized a $300 million share repurchase program expected to be completed in 2007.
Critical Accounting Policies and Estimates
     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to use judgment in making estimates and assumptions that affect reported amounts of assets, liabilities, revenues, expenses and related disclosures. The Company regularly evaluates its estimates and judgments based on historical experience and other relevant factors and circumstances. Actual results may differ from these estimates under different assumptions or conditions.
     The Company considers the following as critical accounting policies:
•	Operating assets and facilities — Operating assets and facilities are stated principally at historical cost. Assets acquired under capital leases are included in operating assets and the related obligations are recorded as liabilities. Provisions for depreciation include the amortization of the cost of capital lease assets. Operating assets and facilities are depreciated using the straight-line method to an estimated residual value. Depending on the asset, depreciable term may be either the estimated useful life of the asset or the lease term. The Company periodically reviews the appropriateness of depreciable lives and residual values based on physical and economic factors, as well as existing market conditions.

•	Impairment of long-lived assets — In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, GATX performs a review for impairment of long-lived assets, such as operating assets and facilities, whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. GATX measures recoverability of assets to be held and used by comparing the carrying amount of an asset to estimated future net cash flows expected to be generated by it. Estimated future cash flows are based on a number of assumptions including lease rates, lease term, operating costs, life of the asset and disposition proceeds. If such assets are determined to be impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the assets exceeds estimated fair value. Fair value is based on internal estimates supplemented with independent appraisals and/or market comparables when available and appropriate. Assets to be disposed of are reported at the lower of the carrying amount or estimated fair value less selling costs.

Revision to GATX 2006 Annual Report
•	Impairment of investments in affiliated companies — In accordance with Accounting Principles Board Opinion (“APB”) No. 18, The Equity Method of Accounting for Investments in Common Stock, GATX reviews the carrying amount of its investments in affiliates annually, or whenever events or changes in circumstances indicate that a decline in value may have occurred.

If management determines that indicators of impairment are present for an investment, an analysis is performed to estimate the fair value of that investment. Management defines fair value, for purposes of this policy, as the price that would be received for an investment in a current transaction between a willing buyer and seller. While quoted prices in active markets provide the best evidence of fair value, an active market does not exist for the majority of our affiliate investments. Thus, an estimate of their fair value must be made. Some examples of acceptable valuation techniques that GATX may use to estimate fair value are discounted cash flows at the investee level, capitalized earnings or the present value of expected distributable cash from the investee. Additionally, price/earnings ratios based on comparable businesses may also be acceptable in certain circumstances. Other valuation techniques that are appropriate for the particular circumstances of the affiliate and for which sufficient data are available may also be used.

Once an estimate of fair value is made, it is compared to the investment’s carrying value. If the investment’s estimated fair value is less than its carrying value, then the investment is deemed impaired. If an investment is deemed impaired, then a determination is made as to whether the impairment is other-than-temporary. Factors that management considers in making this determination include expected operating results for the near future, the length of the economic life cycle of the underlying assets of the investee and the ability of GATX to hold the investment through the end of the underlying assets’ useful life. Anticipated actions that are probable of being taken by investee management that may improve its business prospects are also considered.

If management reasonably determines an investment to be only temporarily impaired, no impairment loss is recorded. Alternatively, if management determines that an investment is impaired on an other-than-temporary basis, a loss equal to the difference between the estimated fair value of the investment and its carrying value is recorded in the period of identification.

•	Impairment of goodwill — In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, GATX reviews the carrying amount of its recorded goodwill annually or in interim periods if circumstances indicate a potential impairment. The impairment review is performed at the reporting unit level, which is one level below an operating segment. The goodwill impairment test is a two-step process and requires management to make certain judgments in determining what assumptions to use in the calculation. The first step in the process consists of estimating the fair value of each reporting unit based on a discounted cash flow model using revenue and profit forecasts. Management then compares its estimate of the fair value of the reporting unit with the reporting unit’s carrying amount, which includes goodwill. If the estimated fair value is less than the carrying amount, an additional step is performed that compares the implied fair value of the reporting unit’s goodwill with the carrying amount of the goodwill. The determination of a reporting unit’s implied fair value of the goodwill requires management to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the implied fair value of the goodwill. To the extent that the carrying amount of the goodwill exceeds its implied fair value, an impairment loss is recorded in the period of identification.

•	Pension and Post-retirement Benefits Assumptions — GATX’s pension and other post-retirement benefit obligations and related costs are calculated using actuarial assumptions. Two critical assumptions, the discount rate and the expected return on plan assets, are important elements of plan expense and liability measurement. GATX evaluates these critical assumptions annually. Other assumptions involve demographic factors such as retirement, mortality, turnover, health care cost trends and rate of compensation increases.

The discount rate is used by GATX to calculate the present value of expected future pension and post-retirement cash flows as of the measurement date. The guideline for establishing this rate is high-quality, long-term bond rates. A lower discount rate increases the present value of benefit obligations and increases pension expense. The expected long-term rate of return on plan assets is based on current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. A lower- than-expected rate of return on pension plan assets will increase pension expense. See Note 14 to the consolidated financial statements for additional information regarding these assumptions.

•	Share-based Compensation — GATX provides equity awards to certain employees and directors in the form of stock options, stock appreciation rights (SARs), restricted stock, performance share awards and phantom stock awards. Compensation expense for these awards is recognized on a pro-rata basis over the applicable vesting period based on the award’s grant date fair value. GATX uses the Black-Scholes options valuation model to calculate the grant date fair value of stock options and SARs. This model requires the input of assumptions, some of which are highly subjective, which will affect the amount of compensation

Revision to GATX 2006 Annual Report
expense recorded. Assumptions used in the model include expected stock price volatility (based on the historical volatility of GATX’s price), the risk free interest rate (based on the treasury yield curve), the expected life of the equity award (based on historical exercise patterns and post-vesting termination behavior) and the expected dividend equivalents to be paid during the estimated life of the equity award (since GATX’s options/SARs are dividend participating). Changes in the assumptions may impact the amount of compensation expense. Grant date fair value of other awards is based on GATX’s stock price on the grant date.

•	Income Taxes — GATX evaluates the need for a deferred tax asset valuation allowance by assessing the likelihood of whether deferred tax assets, including net operating loss carryforward benefits, will be realized in the future. The assessment of whether a valuation allowance is required involves judgment, including the forecast of future taxable income and the evaluation of tax planning initiatives, if applicable.

Taxes have not been provided on undistributed earnings of foreign subsidiaries as the Company has historically maintained that undistributed earnings of its foreign subsidiaries and affiliates were intended to be permanently reinvested in those foreign operations. If, in the future, these earnings are repatriated to the U.S., or if the Company expects such earnings will be remitted in the foreseeable future, a provision for additional taxes would be required.

GATX’s operations are subject to taxes in the U.S., various states and foreign countries and as result, may be subject to audit in all of these jurisdictions. Tax audits may involve complex issues and disagreements with taxing authorities could require several years to resolve. Accruals for tax contingencies require management to make estimates and assessments with respect to the ultimate outcome of tax audit issues.
New Accounting Pronouncements
     See Note 2 to the consolidated financial statements for a summary of new accounting pronouncements that may impact GATX’s business.
Non-GAAP Financial Measures
     This report includes certain financial performance measures computed using non-Generally Accepted Accounting Principles (“GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). These measures are return on equity; and return on assets. As required under SEC rules, GATX has provided a reconciliation of those non-GAAP components to the most directly comparable GAAP components. Financial performance measures disclosed in this report are meant to provide additional information and insight into the historical operating results and financial position of the business. Management uses these performance measures to assist in analyzing GATX’s underlying financial performance from period to period and to establish criteria for compensation decisions. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.
GLOSSARY OF KEY TERMS
•	Non-GAAP Financial Measures — Numerical or percentage based measures of a company’s historical performance, financial position or liquidity calculated using a component different from that presented in the financial statements as prepared in accordance with GAAP.

•	Off Balance Sheet Assets — Assets, primarily railcars, which are financed with operating leases and therefore not recorded on the balance sheet. GATX estimates the off balance sheet asset amount by calculating the present value of committed future operating lease payments using the interest rate implicit in each lease.

•	On Balance Sheet Assets — Total assets as reported on the balance sheet excluding assets of discontinued operations.

•	Return on Assets — Income from continuing operations divided by average total on and off balance sheet assets.

•	Return on Equity — Income from continuing operations divided by average total shareholders’ equity.

Revision to GATX 2006 Annual Report
     Reconciliation of the Non-GAAP components used in the computation of certain Financial Measures (in millions):

	2006	2005	2004	2003
Balance Sheet Assets as Reported	$4,647.0	$5,247.3	$5,613.6	$6,081.7
Less: Discontinued Operations	232.2	1,706.8	2,057.0	2,506.2

Consolidated On Balance Sheet Assets	$4,414.8	$3,540.5	$3,556.6	$3,575.5
Off Balance Sheet Assets	1,321.0	1,453.5	1,370.0	1,420.8
Total On and Off Balance Sheet Assets(a)	5,735.8	4,994.0	4,926.6	4,996.3
Shareholders’ Equity	1,167.7	1,026.1	1,084.3	892.0

	2006	2005	2004
Income from Continuing Operations	$151.4	$106.0	$155.7

(a)	Total on and off balance sheet assets are used in the calculation of return on assets which is income from continuing operations divided by average total on and off balance sheet assets.

Revision to GATX 2006 Annual Report
Item 8. Financial Statements and Supplementary Data.
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of GATX Corporation
We have audited the accompanying consolidated balance sheets of GATX Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity, cash flows, and comprehensive income (loss) for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GATX Corporation and subsidiaries at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 14 to the financial statements, in 2006 the Company changed its method of accounting for pension and other post-retirement benefits. As discussed in Note 18, in 2006 the Company changed its method of accounting for share-based compensation. As discussed in Note 20, in 2006 the Company adopted Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. As discussed in Note 25 to the financial statements, in 2007 the Company changed its method of accounting for maintenance activities and applied the change retrospectively to previously reported financial statements.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of GATX Corporation’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 7, 2007 expressed an unqualified opinion thereon.
Chicago, Illinois
August 7, 2007

Revision to GATX 2006 Annual Report
GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31
	2006	2005
	In millions
Assets
Cash and Cash Equivalents	$196.2	$106.0
Restricted Cash	48.0	53.1
Receivables
Rent and other receivables	102.5	81.4
Finance leases	402.6	313.6
Loans	36.0	37.3
Less: allowance for possible losses	(9.6)	(12.7)

	531.5	419.6

Operating Assets and Facilities
Rail	4,352.4	3,728.1
Specialty	113.6	90.8
ASC	361.2	234.1
Other	—	0.8
Less: allowance for depreciation	(1,798.0)	(1,741.6)

	3,029.2	2,312.2
Investments in Affiliated Companies	291.9	283.9
Goodwill	92.8	86.0
Other Assets	225.2	279.7
Assets of Discontinued Operations	232.2	1,706.8

Total Assets	$4,647.0	$5,247.3

Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$158.9	$165.1
Debt
Commercial paper and bank credit facilities	22.4	57.0
Recourse	2,138.1	2,715.4
Nonrecourse	2.7	37.7
Capital lease obligations	51.5	62.5

	2,214.7	2,872.6
Deferred Income Taxes	757.4	685.5
Other Liabilities	348.3	371.7
Liabilities of Discontinued Operations	—	126.3

Total Liabilities	3,479.3	4,221.2
Shareholders’ Equity
Preferred stock ($1.00 par value, 5,000,000 shares authorized, 19,008 and 19,988 shares of Series A and B $2.50 Cumulative Convertible Preferred Stock issued and outstanding as of December 31, 2006 and 2005, respectively, aggregate liquidation preference of $1.1 million)
	*	*
Common stock ($0.625 par value, 120,000,000 authorized, 59,946,664 and 58,567,724 shares issued and 51,997,154 and 50,618,214 shares outstanding as of December 31, 2006 and 2005, respectively)	37.4	36.5
Additional paid in capital	474.3	424.6
Retained earnings	787.9	699.8
Accumulated other comprehensive loss	(3.4)	(6.3)
Treasury stock at cost (7,949,510 shares at December 31, 2006 and 2005)	(128.5)	(128.5)

Total Shareholders’ Equity	1,167.7	1,026.1

Total Liabilities and Shareholders’ Equity	$4,647.0	$5,247.3

*	Less than $0.1 million.
The accompanying notes are an integral part of these consolidated financial statements.

Revision to GATX 2006 Annual Report
GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
	2006	2005	2004
	In millions, except per
	share data
Gross Income
Lease income	$826.2	$763.2	$689.3
Marine operating revenue	205.6	135.7	110.9
Interest income on loans	3.6	9.6	17.6
Asset remarketing income	47.6	41.4	33.2
Fees	4.9	5.1	9.4
Other	65.1	74.4	186.2

Revenues	1,153.0	1,029.4	1,046.6
Share of affiliates’ earnings	76.1	73.7	54.1

Total Gross Income	1,229.1	1,103.1	1,100.7
Ownership Costs
Depreciation	163.3	142.8	134.9
Interest expense, net	129.2	105.8	126.4
Operating lease expense	166.6	180.0	169.8

Total Ownership Costs	459.1	428.6	431.1
Other Costs and Expenses
Maintenance expense	201.8	194.1	187.6
Marine operating expenses	159.8	108.3	87.3
Selling, general and administrative	146.7	141.0	140.0
Asset impairment charges	5.5	6.2	3.0
Other	28.7	52.3	29.4

Total Other Costs and Expenses	542.5	501.9	447.3

Income from Continuing Operations before Income Taxes	227.5	172.6	222.3
Income Taxes	76.1	66.6	66.6

Income from Continuing Operations	151.4	106.0	155.7
(Loss) Income from Discontinued Operations, net of taxes	(38.8)	(119.9)	14.2

Net Income (Loss)	$112.6	$(13.9)	$169.9

Per Share Data
Basic:
Income from continuing operations	$2.97	$2.12	$3.15
(Loss) Income from discontinued operations	(0.76)	(2.40)	0.29

Total	$2.21	$(0.28)	$3.44

Average number of common shares (in thousands)	51,001	50,106	49,348
Diluted:
Income from continuing operations	$2.65	$1.94	$2.80
(Loss) income from discontinued operations	(0.63)	(1.96)	0.24

Total	$2.02	$(0.02)	$3.04

Average number of common shares and common share equivalents (in thousands)	62,101	61,020	60,082
Dividends declared per common share	$0.84	$0.80	$0.80

The accompanying notes are an integral part of these consolidated financial statements.

Revision to GATX 2006 Annual Report
GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2006	2005	2004
	In millions
Operating Activities
Net income (loss)	$112.6	$(13.9)	$169.9
Less: (Loss) income from discontinued operations	(38.8)	(119.9)	14.2

Income from continuing operations	151.4	106.0	155.7
Adjustments to reconcile income from continuing operations to net cash provided by operating activities of continuing operations:
Gains on sales of assets and securities	(22.3)	(41.0)	(106.5)
Depreciation	173.7	152.8	148.2
Reversal of provision for possible losses	(2.1)	(5.6)	(13.1)
Asset impairment charges	5.5	6.2	3.0
Deferred income taxes	60.9	42.3	40.7
Share of affiliates’ earnings, net of dividends	(39.9)	(33.5)	(23.3)
(Increase) decrease in recoverable income taxes	(0.9)	8.7	61.3
Decrease in operating lease payable	(16.5)	(17.2)	(2.8)
Decrease (increase) in prepaid pension	2.1	(5.2)	(12.9)
Other	(18.6)	(16.1)	(40.1)

Net cash provided by operating activities of continuing operations	293.3	197.4	210.2
Investing Activities
Additions to operating assets, net of nonrecourse financing for leveraged leases, and facilities	(733.7)	(404.3)	(482.1)
Loans extended	(19.2)	—	(14.2)
Investments in affiliates	(8.2)	(24.9)	(5.6)
Other	(2.0)	(74.0)	(32.9)

Portfolio investments and capital additions	(763.1)	(503.2)	(534.8)
Purchases of leased in assets	(260.9)	—	—
Portfolio proceeds	122.7	166.5	307.7
Proceeds from sale-leaseback	—	201.3	—
Proceeds from sales of other assets	24.8	46.0	130.3
Net decrease in restricted cash	0.6	6.4	0.4
Other	(0.5)	5.3	1.0

Net cash used in investing activities of continuing operations	(876.4)	(77.7)	(95.4)
Financing Activities
Proceeds from issuances of debt (original maturities longer than 90 days)	572.4	549.5	20.5
Repayments of debt (original maturities longer than 90 days)	(405.8)	(654.0)	(404.5)
Net (decrease) increase in debt with original maturities of 90 days or less	(34.7)	(12.8)	57.8
Payments on capital lease obligations	(10.8)	(16.8)	(21.6)
Issuance of common stock	31.3	23.6	5.8
Cash dividends	(43.4)	(40.0)	(39.4)
Other	3.6	(22.5)	(0.4)

Net cash provided by (used in) financing activities of continuing operations	112.6	(173.0)	(381.8)
Effect of Exchange Rates on Cash and Cash Equivalents	2.0	(1.4)	2.9
Cash Flows of Discontinued Operations (see Note 19)
Net cash provided by operating activities	91.4	97.0	131.7
Net cash provided by investing activities	1,263.3	82.7	39.8
Net cash used in financing activities	(796.0)	(82.4)	(55.5)

Net increase (decrease) in cash and cash equivalents during the period	90.2	42.6	(148.1)
Cash and Cash Equivalents at beginning of period	106.0	63.4	211.5
Cash and Cash Equivalents at end of period	$196.2	$106.0	$63.4

The accompanying notes are an integral part of these consolidated financial statements.

Revision to GATX 2006 Annual Report
GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	December 31
	2006	2005	2004	2006	2005	2004
	Dollars	Dollars	Dollars	Shares	Shares	Shares
	In millions, except number of shares
Preferred Stock
Balance at beginning of period	$ *	$ *	$ *	19,988	21,468	21,824
Conversion of preferred stock into common stock	*	*	*	(980)	(1,480)	(356)

Balance at end of period	*	*	*	19,008	19,988	21,468
Common Stock
Balance at beginning of period	36.5	35.9	35.7	58,567,724	57,477,201	57,204,550
Issuance of common stock	0.9	0.6	0.2	1,374,040	1,083,123	270,871
Conversion of preferred stock into common stock	*	*	*	4,900	7,400	1,780

Balance at end of period	37.4	36.5	35.9	59,946,664	58,567,724	57,477,201
Treasury Stock
Balance at beginning of period	(128.5)	(128.6)	(128.7)	(7,949,510)	(7,946,831)	(7,958,162)
Issuance (acquisition) of common stock	—	0.1	0.1	—	(2,679)	11,331

Balance at end of period	(128.5)	(128.5)	(128.6)	(7,949,510)	(7,949,510)	(7,946,831)
Additional Capital
Balance at beginning of period	424.6	401.7	396.2
Stock based compensation effects	19.3	—	—
Issuance of common stock	30.4	22.9	5.5

Balance at end of period	474.3	424.6	401.7
Retained Earnings
Balance at beginning of period	699.8	753.7	620.1
Cumulative effect of adjustments from the adoption of FSP AUG AIR-1, net of taxes	—	—	3.1
Cumulative effect of adjustments from the adoption of SAB No. 108, net of taxes	19.2	—	—

Adjusted balance at beginning of period	719.0	753.7	623.2
Net income (loss)	112.6	(13.9)	169.9
Dividends accrued on nonvested stock awards	(0.3)	—	—
Dividends paid	(43.4)	(40.0)	(39.4)

Balance at end of period	787.9	699.8	753.7
Accumulated Other Comprehensive (Loss) Income
Balance at beginning of period	(6.3)	21.6	(34.4)
Foreign currency translation gain (loss)	33.0	(37.3)	55.5
Unrealized (loss) gain on securities	(1.2)	(3.1)	2.2
Unrealized gain (loss) on derivative instruments	8.2	13.8	(1.6)
Post retirement benefit plans	(37.1)	(1.3)	(0.1)

Balance at end of period	(3.4)	(6.3)	21.6

Total Shareholders’ Equity	$1,167.7	$1,026.1	$1,084.3

*	Less than $0.1 million.
The accompanying notes are an integral part of these consolidated financial statements.

Revision to GATX 2006 Annual Report
GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31
	2006	2005	2004
	In millions
Net income (loss)	$112.6	$(13.9)	$169.9
Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	33.0	(37.3)	55.5
Unrealized (loss) gain on securities	(1.2)	(3.1)	2.2
Unrealized gain (loss) on derivative instruments	8.2	13.8	(1.6)
Minimum pension liability	(2.3)	(1.3)	(0.1)

Other comprehensive income (loss)	37.7	(27.9)	56.0

Comprehensive Income (Loss)	$150.3	$(41.8)	$225.9

The accompanying notes are an integral part of these consolidated financial statements.

Revision to GATX 2006 Annual Report
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note: As a result of the retrospective application of FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities (discussed under Accounting Change in Note 2) GATX Corporation revised its Consolidated Financial Statements and the accompanying Notes thereto as noted below. Additionally, a subsequent event footnote has been added.
•	Note 2, Significant Accounting Policies — An Accounting Change paragraph discussing this FSP has been added, replacing the previous New Accounting Pronouncement paragraph.

•	Note 10, Other Assets and Other Liabilities — Applicable line items have been revised.

•	Note 13, Income Taxes — Components of domestic income, as well as disclosures for deferred tax assets, income tax expense and the difference between the effective and statutory income tax rates have been revised.

•	Note 18, Share-Based Compensation, — Net (loss) income and earnings per share have been revised.

•	Note 21, Earnings per Share — Applicable line items have been revised.

•	Note 22, Foreign Operations — Identifiable assets have been revised.

•	Note 23, Financial Data of Business Segments — Applicable line items have been revised.

•	Note 24, Selected Quarterly Financial Data (unaudited) — Quarterly results have been revised.

•	Note 25, Vessel Survey Costs — The effects of the adjustments resulting from the adoption of FSP AUG AIR-1 have been disclosed.
NOTE 1. Description of Business
     GATX Corporation (“GATX” or the “Company”) leases, manages, operates, and invests in long-lived, widely used assets in the rail, marine and industrial equipment markets. Headquartered in Chicago, Illinois, GATX has three financial reporting segments: Rail, Specialty and American Steamship Company (“ASC”).
NOTE 2. Significant Accounting Policies
     Accounting Change — In September 2006, the FASB released FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities, which GATX adopted on January 1, 2007. Upon adoption, the Company was required to retrospectively apply the FSP’s provisions to all financial statements presented. Under the previous guidance, four alternative methods of accounting for planned major maintenance activities were permitted. GATX used the accrue-in-advance method of accounting for survey costs on American Steamship Company (“ASC”) vessels. However, upon adoption of this FSP, the accrue-in-advance method of accounting for planned major maintenance activities was no longer permitted. Effective January 1, 2007, the Company transitioned to the deferral method. See Note 25 for details regarding the effects of the adoption of this FSP on the consolidated financial statements.
     Consolidation — The consolidated financial statements include the accounts of GATX and its wholly owned subsidiaries. Investments in affiliated companies (discussed herein) are not consolidated. The consolidated financial statements reflect the operations of the former Air and Technology segments as discontinued operations for all periods presented. GATX has ownership interests in certain investments that are considered Variable Interest Entities (“VIEs”) in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”). GATX does not believe it is the primary beneficiary with respect to any of the VIEs. As a result, GATX does not consolidate these entities.
     Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) necessarily requires management to make estimates and assumptions that affect the amounts reported in the financial statements. The Company regularly evaluates estimates and judgments based on historical experience and other relevant facts and circumstances. Actual amounts could differ from those estimates.

Revision to GATX 2006 Annual Report
     Reclassification — Certain amounts in the 2005 and 2004 financial statements have been reclassified to conform to the 2006 presentation.
     Cash and Cash Equivalents — GATX considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
     Restricted cash — Restricted cash represents cash and cash equivalents that are restricted as to withdrawal and usage. GATX’s restricted cash primarily relates to amounts maintained, as required by contract, for three wholly owned bankruptcy remote, special-purpose corporations.
     Loans — GATX records loans at the principal amount outstanding plus accrued interest. The loan portfolio is reviewed regularly and a loan is classified as impaired when it is probable that GATX will be unable to collect all amounts due under the loan agreement. Since most loans are collateralized, impairment is generally measured as the amount by which the carrying value of the loan exceeds expected payments plus the fair value of the underlying collateral. Generally, interest income is not recognized on impaired loans until the loan has been paid up to contractually current status or as conditions warrant.
     Operating Assets and Facilities — Operating assets and facilities are stated principally at cost. Assets acquired under capital leases are included in operating assets and the related obligations are recorded as liabilities. Provisions for depreciation include the amortization of capital lease assets. Operating assets and facilities are depreciated over their estimated useful lives or lease terms to estimated residual values using the straight-line method. The estimated useful lives of depreciable assets are as follows:

Railcars	30 — 38 years
Reconditioned locomotives	10 — 20 years
Buildings	40 — 50 years
Leasehold improvements	5 — 40 years
Marine vessels	40 — 50 years
     Impairment of Long-Lived Assets — A review for impairment of long-lived assets, such as operating assets and facilities, is performed whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If an asset is determined to be impaired, the impairment loss to be recognized is the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are classified as held for sale and reported at the lower of their carrying amount or fair value less costs to sell.
     Investments in Affiliated Companies — GATX has investments in 20 to 50 percent-owned companies and joint ventures and other investments in which GATX does not have effective or voting control (collectively “affiliates”). These affiliates are accounted for using the equity method. Investments in affiliated companies are initially recorded at cost, including goodwill at the acquisition date. In certain instances, GATX’s cost basis may be different from its share of the affiliates’ net assets. These differences are primarily attributable to loans to and from affiliates and purchase accounting adjustments. Income/expense on these loans offsets GATX’s proportional share of the affiliates’ earnings. The carrying amount of GATX’s investments in affiliated companies is affected by GATX’s share of the affiliates’ undistributed earnings and losses, distributions of dividends and loan payments to or from the affiliate. See Note 6 for additional information.
     Impairment of investments in affiliated companies — In accordance with Accounting Principles Board Opinion (“APB”) No. 18, The Equity Method of Accounting for Investments in Common Stock, GATX reviews the carrying amount of its investments in affiliates annually, or whenever events or changes in circumstances indicate that a decline in value may have occurred. If an investment is determined to be impaired on an other-than-temporary basis, a loss equal to the difference between the estimated fair value of the investment and its carrying value is recorded in the period of identification.
     Inventory — GATX has inventory that consists of railcar and locomotive repair components and marine vessel spare parts. All inventory balances are stated at lower of cost or market. Railcar repair components are valued using the average cost method. Vessel spare parts inventory is valued using the first-in, first-out method. Inventory is included in other assets on the balance sheet.
     Goodwill — Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, established accounting and reporting standards for goodwill. Under these standards, goodwill is no longer amortized, but rather subject to an annual impairment test. GATX’s impairment review is performed at the reporting unit level, which is one level below the operating

Revision to GATX 2006 Annual Report
segment level. GATX recognizes an impairment charge for any amount by which the carrying amount of a reporting unit’s goodwill exceeds its fair value. The impairment test is performed annually in the fourth quarter or in interim periods if events or circumstances indicate a potential impairment. Fair values are estimated using a discounted cash flow model. See Note 8 for additional information.
     Maintenance and Repair Costs — Maintenance and repair costs are expensed as incurred. Costs incurred by GATX in connection with planned major maintenance activities such as rubber linings and conversions that improve or extend the useful life of an asset are capitalized and depreciated over their estimated useful life.
     Allowance for Possible Losses — The purpose of the allowance is to provide an estimate of credit losses with respect to gross receivables. Gross receivables include rent, direct finance leases (including leveraged leases net of nonrecourse debt), and loan receivables and direct finance lease residual values. For the purpose of discussion of the allowance for losses, gross receivables exclude direct finance lease residual values. Losses on these residual values are recognized via a charge to earnings and do not affect the allowance. GATX’s estimate of the amount of provision (reversal) for losses incurred in each period requires consideration of historical loss experience, judgments about the impact of present economic conditions, collateral values, and the state of the markets in which GATX participates. GATX may also record specific provisions for known troubled accounts. GATX charges off amounts that management considers unrecoverable from obligors or the disposition of collateral. GATX assesses the recoverability of its receivables by considering several factors, including customer payment history and financial position. The allowance for possible losses is periodically reviewed for adequacy, taking into consideration changes in economic conditions, collateral values, credit quality indicators and customer-specific circumstances. GATX believes that the allowance is adequate to cover losses inherent in the gross receivables portfolio as of December 31, 2006.
     Income Taxes — United States (“U.S.”) income taxes have not been provided on the undistributed earnings of foreign subsidiaries and affiliates that GATX intends to permanently reinvest in these foreign operations. The cumulative amount of such earnings was $319.3 million at December 31, 2006. To take advantage of the one-time dividends received deduction in the American Jobs Creation Act of 2004, GATX repatriated $94.5 million of foreign earnings in 2005. See Note 13 for additional information.
     Derivatives — SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those derivatives at fair value. GATX records the fair value of all derivatives as either other assets or other liabilities in the balance sheet. Classification of derivative activity in the statements of operations and cash flows is generally determined by the nature of the hedged item. Gains and losses on derivatives that are not accounted for as hedges are classified as other operating expenses and related cash flows are included in cash flows from operating activities.
     Instruments that meet established accounting criteria are formally designated as qualifying hedges at the inception of the contract. These criteria demonstrate that the derivative is expected to be highly effective at offsetting changes in the fair value or expected cash flows of the underlying exposure both at the inception of the hedging relationship and on an ongoing basis. GATX primarily uses derivatives, such as interest rate and currency swap agreements, Treasury rate locks, and forward sale agreements, as hedges to manage its exposure to interest rate and foreign currency exchange rate risk on existing and anticipated transactions. For qualifying derivatives designated as fair value hedges, changes in both the derivative and the hedged item attributable to the risk being hedged are recognized in earnings. For qualifying derivatives designated as cash flow hedges, the effective portion of the derivative’s gain or loss is recorded as part of other comprehensive income (loss) in shareholders’ equity and subsequently recognized in the income statement when the hedged transaction affects earnings. The change in fair value of the ineffective portion of all hedges is immediately recognized in earnings. For the years ended December 31, 2006, 2005, and 2004, amounts recognized in earnings for hedge ineffectiveness were immaterial. Gains and losses resulting from the early termination of derivatives designated as cash flow hedges are included in other comprehensive income (loss) and recognized in income when the original hedged transaction affects earnings. Although GATX does not hold or issue derivative financial instruments for purposes other than hedging, certain derivatives may not meet the established criteria to qualify as hedges. These derivatives are adjusted to fair value through earnings immediately. See Note 12 for further information.
     Environmental Liabilities — Expenditures that relate to current or future operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to environmental reserves. Reserves are recorded in accordance with accounting guidelines to cover work at identified sites when GATX’s liability for environmental cleanup is probable and a reasonable estimate of associated costs can be made. Adjustments to initial estimates are recorded as required. See Note 15 for additional information.

Revision to GATX 2006 Annual Report
     Revenue Recognition — Gross income includes rents on operating leases, accretion of income on direct finance leases, interest on loans, marine operating revenue, fees, asset remarketing gains and losses, gains and losses on the sale of portfolio investments and equity securities and share of affiliates’ earnings. Operating lease income is recognized on a straight-line basis over the term of the underlying leases. Finance lease income is recognized on the basis of the interest method, which produces a constant yield over the term of the lease. Marine operating revenue is recognized as shipping services are performed and revenue is allocated among reporting periods based on the relative transit time in each reporting period for shipments in process at any month end. Asset remarketing income includes gains and losses from the sale of assets from GATX’s portfolio as well as residual sharing fees from the sale of managed assets. Asset remarketing income is recognized upon completion of the sale of assets. Fee income, including management fees received from joint ventures, is recognized as services are performed, which may be over the period of a management contract or as contractual obligations are met.
     Marine Operating Expenses — Marine operating expenses are categorized as either direct or indirect. Direct expenses consist primarily of crewing costs, fuel, tugs, vessel supplies, running repairs and insurance costs, and are recognized as incurred. Indirect expenses consist of repairs and maintenance, and depreciation. Indirect expenses incurred prior to the beginning of the sailing season are deferred and amortized ratably over the anticipated sailing season, generally April 1 — December 15. Indirect expenses incurred during the sailing season are recognized as incurred.
     Lease and Loan Origination Costs — Initial direct costs of leases are deferred and amortized over the lease term, either as an adjustment to the yield for direct finance leases or on a straight-line basis for operating leases. Loan origination fees and related direct loan origination costs for a given loan are offset, and the net amount is deferred and amortized over the term of the loan as an adjustment to interest income.
     Residual Values — GATX has investments in the residual values of its operating assets. The residual values represent the estimate of the values of the assets at the end of the lease contracts. GATX initially records these based on appraisals and estimates. Realization of the residual values is dependent on GATX’s ability to market the assets under future market conditions. GATX reviews residual values periodically to determine that recorded amounts are appropriate. For finance lease investments, GATX reviews the estimated residual values of leased equipment at least annually, and any other-than-temporary declines in value are immediately charged to income. In addition to a periodic review, events or changes in circumstances may trigger an earlier review of residual values.
     Investment Securities — GATX’s portfolio includes warrants received in connection with the financing of non-public, venture-backed companies, common stock received upon the exercise of warrants and debt securities. Equity securities are classified as available-for-sale in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The securities are carried at fair value and unrealized gains and losses arising from re-measuring securities to fair value are included on an after tax basis as a separate component of accumulated other comprehensive income (loss). The Company uses specific identification as the basis to determine the amount reclassified from accumulated other comprehensive income (loss) upon sale of the securities. Under the provisions of SFAS No. 133, warrants are accounted for as derivatives, with changes in fair value recorded in current earnings. Upon conversion of the warrants to shares of common stock, the warrants are reclassified in the balance sheet as equity securities. Debt securities that management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Interest on debt securities, including amortization of premiums and accretion of discounts, are included in interest expense, net. Debt securities are written down to fair value when a decline in fair value below the security’s amortized cost basis is determined to be other-than-temporary.
     Foreign Currency Translation — The assets and liabilities of GATX’s operations having non-U.S. dollar functional currencies are translated at exchange rates in effect at year end, and statements of operations and cash flows are translated at weighted average exchange rates for the year. In accordance with SFAS No. 52, Foreign Currency Translation, gains and losses resulting from the translation of foreign currency financial statements are deferred and recorded as a separate component of accumulated other comprehensive income or loss in the shareholders’ equity section of the balance sheet.
     Share-Based Compensation — In December 2004, Statement of Financial Accounting Standard (“SFAS”) No. 123(R), Share-Based Payments was issued. SFAS No. 123(R), which is a revision of SFAS No. 123, supersedes Accounting Principles Board (“APB”) Opinion No. 25 (“APB25”). Generally, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement, establishes fair value as the measurement objective and requires entities to apply a fair value-based measurement method in accounting for share-based payment transactions. GATX adopted SFAS No. 123(R) using the modified-prospective transition method (“MPT”) as of January 1, 2006. Under the MPT, entities are required to recognize compensation expense in financial statements issued subsequent to the date of adoption for all share-based payments granted, modified, or settled after the date of adoption as well as for any awards that were granted prior to the adoption date

Revision to GATX 2006 Annual Report
for which the requisite service period had not been provided as of the adoption date. As a result, GATX now recognizes the estimated fair value of employee stock options as an expense in its financial statements. The Company previously accounted for share-based payments to employees using APB Opinion No. 25’s intrinsic value method and, as such, generally recognized no compensation costs for employee stock options. See Note 18 for additional information.
     In September 2006, the SEC released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. GATX adopted SAB 108 in the fourth quarter of 2006, resulting in a $19.2 million increase in retained earnings as of January 1, 2006. This increase is the one-time transitional cumulative effect adjustment for errors that were not previously deemed material, but are material under the guidance set forth in SAB 108. See Note 20 for additional information.
     Also in September 2006, the FASB released SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). Under the new statement, companies must recognize the overfunded or underfunded status of defined benefit postretirement plans as an asset or liability as the case may be, on its balance sheet and recognize any changes in that funded status in the year in which such changes occur through comprehensive income (loss). GATX adopted SFAS No. 158 as of December 31, 2006 resulting in adjustments to the carrying amount of pension and other post retirement plan balances and a corresponding decrease in shareholders’ equity of $34.8 million net of taxes. See Note 14 for additional information.
New Accounting Pronouncements
     In July 2006, the Financial Accounting Standards Board (“FASB”) issued Staff Position (“FSP”) FAS 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction. This guidance applies to all transactions classified as leveraged leases in accordance with SFAS No. 13 and provides that if the expected timing of income tax cash flows generated by a leveraged lease transaction changes, then the rate of return and the allocation of income should be recalculated which may result in a one-time, non-cash charge to earnings in the period of changed expectations. The effective date for this FSP is January 1, 2007. GATX has completed its assessment of the impact of this FSP with respect to two structured leverage lease transactions and as a result expects to record a reduction to retained earnings of approximately $15.0 million, net of taxes, effective January 1, 2007 for the cumulative effect of adopting this provision. The amount of this adjustment will be recognized as income over the remaining terms of the affected leases, 2007 to 2021. The impact on 2007 results will not be material.
     In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which is an interpretation of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 does not prescribe a recognition threshold or measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. FIN 48 clarifies the application of SFAS No. 109 by defining criteria that an individual tax position must meet for any tax benefit to be recognized in an enterprise’s financial statements. Upon adoption, any required adjustment to recorded tax benefits is recognized as an adjustment to opening retained earnings as of January 1, 2007. GATX is in the process of completing its evaluation of this interpretation, however, the application of it is not expected to be material to GATX’s financial position.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”) and expands disclosure requirements related to the use of fair value measures in financial statements. SFAS No. 157 does not modify the use of fair value measures in financial statements, but standardizes its definition and guidance in GAAP. The statement emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability. SFAS No. 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own assumptions as the lowest level. The statement is effective for financial statements issued in 2008; however, earlier application is encouraged. The application of this statement is not expected to be material to the Company’s financial position or results of operations.

Revision to GATX 2006 Annual Report
NOTE 3. Leases
     The following information pertains to GATX as a lessor:
     Finance Leases — GATX’s finance leases are comprised of direct financing leases and leveraged leases. Investment in direct finance leases consists of lease receivables, plus the estimated residual value of the equipment at the lease termination dates, less unearned income. Lease receivables represent the total rent to be received over the term of the lease reduced by rent already collected. Initial unearned income is the amount by which the original sum of the lease receivable and the estimated residual value exceeds the original cost of the leased equipment. Unearned income is amortized to lease income over the lease term in a manner that produces a constant rate of return on the net investment in the lease.
     Finance leases that are financed principally with nonrecourse borrowings at lease inception and that meet certain criteria are accounted for as leveraged leases. Leveraged lease receivables are stated net of the related nonrecourse debt. Initial unearned income represents the excess of anticipated cash flows (including estimated residual values, net of the related debt service) over the original investment in the lease. The Company recognized income from leveraged leases (net of taxes) of $3.8 million, $3.8 million and $5.7 million in 2006, 2005 and 2004, respectively.
     The components of the investment in finance leases at December 31 were (in millions):

	Leveraged		Direct		Total
	Leases		Financing		Finance Leases
	2006	2005	2006	2005	2006	2005
Total minimum lease payments receivable	$975.1	$991.1	$420.8	$305.8	$1,395.9	$1,296.9
Principal and interest on third-party nonrecourse debt	(846.7)	(861.5)	—	—	(846.7)	(861.5)

Net minimum future lease receivable	128.4	129.6	420.8	305.8	549.2	435.4
Estimated non-guaranteed residual value of leased assets	95.7	81.0	70.5	58.6	166.2	139.6
Unearned income	(73.1)	(72.2)	(239.7)	(189.2)	(312.8)	(261.4)

Investment in finance leases	151.0	138.4	251.6	175.2	402.6	313.6
Allowance for possible losses	(6.3)	(6.3)	—	—	(6.3)	(6.3)
Deferred taxes	(107.1)	(106.3)	—	—	(107.1)	(106.3)

Net investment	$37.6	$25.8	$251.6	$175.2	$289.2	$201.0

     Operating Leases — Rental income from operating leases is generally reported on a straight-line basis over the term of the lease. Rental income on certain leases is based on equipment usage. Rental income from usage rents was $20.7 million, $18.3 million and $29.2 million, in 2006, 2005 and 2004, respectively.
     Minimum Future Receipts — Minimum future lease receipts from finance leases, net of debt payments for leveraged leases, and minimum future rental receipts from noncancelable operating leases at December 31, 2006 were (in millions):

	Finance	Operating
	Leases	Leases	Total
2007	$51.7	$733.0	$784.7
2008	39.2	561.5	600.7
2009	42.5	435.7	478.2
2010	37.1	314.3	351.4
2011	41.2	196.4	237.6
Years thereafter	337.5	422.2	759.7

	$549.2	$2,663.1	$3,212.3

Revision to GATX 2006 Annual Report
     The following information pertains to GATX as a lessee:
     Capital Leases — GATX assets that are financed with capital lease obligations and subsequently leased to customers under either operating or finance leases, or otherwise utilized in operations at December 31 were (in millions):

	2006	2005
Railcars and other equipment	$48.0	$92.6
Marine vessels	98.0	98.0

	146.0	190.6
Less: allowance for depreciation	(108.7)	(142.7)

	$37.3	$47.9

     Depreciation of capital lease assets is classified as depreciation in the consolidated statement of operations. Interest expense on the above capital leases was $4.3 million, $5.3 million and $8.0 million in 2006, 2005 and 2004, respectively.
     Operating Leases — GATX has financed railcars and other assets through sale-leasebacks that are accounted for as operating leases. A subsidiary of GATX has provided a guarantee for a portion of the residual values related to two operating leases. GATX also leases office facilities and certain related administrative assets. Operating lease expense related to these leases is included in selling, general and administrative expense. Total operating lease expense was $173.9 million, $187.6 million and $180.4 million, in 2006, 2005 and 2004, respectively. Certain operating leases provide options for GATX to renew the leases or purchase the assets at the end of the lease term. The specific terms of the renewal and purchase options vary.
     In 2005, GATX completed a sale leaseback transaction for approximately 2,900 of its railcars (net book value of $170.0 million) for net proceeds of $201.3 million. The transaction resulted in a gain of $31.3 million, which was deferred and is being amortized as a component of operating lease expense over the 21-year term of the resulting operating lease.
     Future Minimum Rental Payments — Future minimum rental payments due under noncancelable leases at December 31, 2006 were (in millions):

		Recourse	Nonrecourse
	Capital	Operating	Operating
	Leases	Leases	Leases
2007	$10.0	$132.3	$41.7
2008	9.4	132.8	38.9
2009	9.6	130.5	41.0
2010	7.2	135.5	42.2
2011	5.9	119.0	42.2
Years thereafter	30.7	837.5	314.2

	72.8	$1,487.6	$520.2

Less: amounts representing interest	(21.3)

Present value of future minimum capital lease payments	$51.5

     The future minimum rental payments due under recourse operating leases are reduced by $3.0 million of minimum sublease rental to be received in the future. The payments do not include the costs of licenses, taxes, insurance, and maintenance, for which GATX is required to pay. The amounts shown for nonrecourse operating leases primarily reflect rental payments of three bankruptcy remote, special-purpose corporations that are wholly owned by GATX. These rentals are consolidated for accounting purposes, but do not represent legal obligations of GATX.
NOTE 4. Loans
     Loans are recorded at the principal amount outstanding plus accrued interest. The loan portfolio, which consists primarily of equipment related loans, is reviewed regularly and a loan is classified as impaired when it is probable that GATX will be unable to collect all amounts due under the loan agreement. Since most loans are collateralized, impairment is generally measured as the amount by which the recorded investment in the loan exceeds expected repayments plus the fair value of the underlying collateral. Generally, interest income is not recognized on impaired loans until the loan has been paid up to contractually current status or conditions warrant.

Revision to GATX 2006 Annual Report
     Total loans of $36.0 million and $37.3 million at December 31, 2006 and 2005, respectively, included impaired loans of $0.1 million and $8.9 million, respectively. The Company has recorded an allowance for possible losses of $0.1 million and $2.4 million on impaired loans at December 31, 2006 and 2005, respectively. The average balance of impaired loans was $4.5 million, $11.2 million and $20.9 million during 2006, 2005 and 2004, respectively. Interest income recognized related to impaired loans was $1.0 million, zero and $3.1 million in 2006, 2005 and 2004, respectively.
     At December 31, 2006, scheduled loan principal due by year was as follows (in millions):

Loan Principal
2007	$14.4
2008	4.5
2009	4.6
2010	3.0
2011	4.7
Years thereafter	4.8

$36.0

NOTE 5. Allowance for Possible Losses
     The purpose of the allowance is to provide an estimate of credit losses inherent in its reservable assets. Reservable assets include rent and other receivables, loans and finance leases. GATX’s estimate of the amount of loss incurred in each period requires consideration of historical loss experience, judgments about the impact of present economic conditions, collateral values, and the state of the markets in which GATX participates, in addition to specific losses for known troubled accounts. GATX charges off amounts that management considers unrecoverable either from obligors or through the disposition of collateral. GATX assesses the recoverability of investments by considering factors such as a customer’s payment history, financial position and the value of the related collateral.
     The following summarizes changes in the allowance for possible losses at December 31 (in millions):

	2006	2005	2004
Balance at the beginning of the year	$12.7	$21.0	$43.9
Reversal of provision for losses	(2.1)	(5.6)	(13.1)
Charges to allowance	(1.9)	(4.7)	(13.7)
Recoveries and other	0.9	2.0	3.9

Balance at the end of the year	$9.6	$12.7	$21.0

     The reversals of provision for losses were primarily due to favorable credit experience. There were no material changes in estimation methods or assumptions for the allowance during 2006. GATX believes that the allowance is adequate to cover losses inherent in the gross receivables portfolio as of December 31, 2006. Since the allowance is based on judgments and estimates, it is possible that those judgments and estimates could change in the future, causing a corresponding change in the recorded allowance.
NOTE 6. Investments in Affiliated Companies
     Investments in affiliated companies represent investments in, and loans to and from, domestic and foreign companies and joint ventures that are in businesses similar to those of GATX, such as lease financing and related services for customers operating rail, marine and industrial equipment assets, as well as other business activities, including ventures that provide asset residual value guarantees in both domestic and foreign markets. At December 31, 2006 and 2005, these investments include net loans to affiliated companies of $0.1 million and $23.3 million, respectively, and $54.0 million and $50.7 million, respectively, of net loans from affiliated companies. Distributions received from affiliates were $74.8 million, $68.8 million and $120.1 million in 2006, 2005 and 2004, respectively.
     The following table shows GATX’s investments in affiliated companies by segment at December 31 (in millions):

	2006	2005
Rail	$109.7	$99.7
Specialty	182.2	184.2

	$291.9	$283.9

Revision to GATX 2006 Annual Report
     The table below provides detail on the five largest investments in affiliates at December 31, 2006 ($’s in millions):

			GATX’s
		GATX’s	Percentage
Name	Segment	Investment	Ownership
AAE Cargo AG	Rail	$80.6	37.5%
Cardinal Marine Investments, LLC	Specialty	47.5	50.0%
Clipper Fourth Ltd	Specialty	30.3	45.0%
Rolls-Royce & Partners Finance (US) LLC	Specialty	27.9	50.0%
Clipper Third Ltd	Specialty	26.8	50.0%
     The following table shows GATX’s pre-tax share of affiliates’ earnings by segment as of December 31 (in millions):

	2006	2005	2004
Rail	$22.7	$13.7	$16.6
Specialty	53.4	60.0	37.5

	$76.1	$73.7	$54.1

     Operating results for all affiliated companies held at December 31, assuming GATX held a 100% interest, would be (in millions):

	2006	2005	2004
Revenues	$559.2	$540.6	$449.1
Pre-tax income reported by affiliates	199.7	186.6	102.4
     Summarized balance sheet data for all affiliated companies held at December 31, assuming GATX held a 100% interest, would be (in millions):

	2006	2005
Total assets	$3,464.3	$3,331.7
Long-term liabilities	2,345.0	2,306.1
Other liabilities	369.8	380.1
Shareholders’ equity	749.5	645.5
     At December 31, 2006 and 2005, GATX provided $24.2 million and $27.3 million, respectively, in lease and loan payment guarantees and $62.0 million and $87.5 million, respectively, in residual value guarantees related to affiliated companies.

Revision to GATX 2006 Annual Report
NOTE 7. Variable Interest Entities
     GATX has ownership interests in certain investments that are considered Variable Interest Entities (“VIEs”) in accordance with FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46(R)”). GATX does not believe it is the primary beneficiary with respect to any of the VIEs. As a result, GATX does not consolidate these entities. These entities are generally involved in railcar and equipment leasing activities. The nature of GATX’s involvement with these entities primarily consists of equity investments and leveraged leases which were acquired or entered into between 1994 and 2005. GATX continues to evaluate new investments for the application of FIN 46(R) and regularly reviews all existing VIE’s in connection with any reconsideration events as defined in FIN 46(R) that may result in GATX becoming the primary beneficiary. GATX’s maximum exposure to loss with respect to these VIEs is approximately $191.8 million of which $167.5 million was the aggregate carrying value of these investments recorded on the balance sheet at December 31, 2006.
NOTE 8. Goodwill
     Goodwill was $92.8 million and $86.0 million as of December 31, 2006 and 2005, respectively. In accordance with SFAS No. 142, an annual review for impairment of goodwill was performed in the fourth quarter of 2006 and 2005. GATX’s impairment review consists of two steps and is performed at the reporting unit level, which is one level below an operating segment. The first step compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, the goodwill of the reporting unit is considered not impaired. If the carrying amount of the reporting unit exceeds its fair value, an additional step is performed that compares the implied fair value of the reporting unit’s goodwill (as defined in SFAS No. 142) with the carrying amount of the goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value.
     Reporting units were determined based on the composition of GATX’s operating segments, taking into consideration whether the operating segments consisted of more than one business and, if so, whether the businesses operated in different economic environments. Goodwill resulting from each business combination was assigned to the same reporting unit that the assets and liabilities of the acquired businesses were assigned to. Fair values of the reporting units were estimated using discounted cash flow models. The key assumptions used in the discounted cash flow models included projected cash flow periods ranging from five to ten years; estimated terminal values; growth rates ranging from 2% to 8%; and discount rates ranging from 5% to 11%, which were based on the Company’s cost of capital adjusted for the risk associated with the operations. GATX’s reviews for 2006 and 2005 indicated there was no impairment of goodwill.
     The following reflects the changes in the carrying value of goodwill, all of which pertains to Rail, for the periods of December 31, 2004 to December 31, 2006 (in millions):

Balance at December 31, 2004	$93.9
Foreign currency translation adjustment	(7.9)

Balance at December 31, 2005	86.0
Foreign currency translation adjustment	6.8

Balance at December 31, 2006	$92.8

NOTE 9. Investment Securities
     The following table summarizes GATX’s investment securities as of December 31 (in millions):

	2006	2005
Available-for-sale securities	$0.7	$3.6
Held-to-maturity securities	41.6	37.6
Warrants	1.2	1.1

	$43.5	$42.3

     Proceeds from sales of available-for-sale securities totaled $7.2 million in 2006, $9.3 million in 2005, and $7.1 million in 2004. The held-to-maturity securities at December 31, 2006 are scheduled to mature in January 2007.

Revision to GATX 2006 Annual Report
NOTE 10. Other Assets and Other Liabilities
     The following table summarizes the components of other assets reported on the consolidated balance sheets (in millions):

	December 31
	2006	2005
Investment securities	$43.5	$42.3
Other investments	17.9	31.8
Fair value of derivatives	1.9	7.2
Deferred financing costs	30.2	33.5
Pension asset	28.7	74.5
Prepaid items	15.4	16.3
Office furniture, fixtures and other equipment, net of accumulated depreciation	17.6	12.9
Inventory	31.9	23.6
Other	38.1	37.6

	$225.2	$279.7

     The following table summarizes the components of other liabilities reported on the consolidated balance sheets (in millions):

	December 31
	2006	2005
Accrued operating lease expense	$113.3	$129.8
Pension and OPEB liabilities	93.8	80.8
Environmental reserves	34.4	34.8
Deferred gain on sale-leaseback	30.8	32.7
Fair value of derivatives	11.0	12.5
Other	65.0	81.1

	$348.3	$371.7

NOTE 11. Debt
Bank Credit Facilities
     Borrowings against bank credit facilities and the range of interest rates as of year end were ($ in millions):

	December 31
	2006	2005

Balance	$22.4	$57.0
Weighted average interest rate	4.15%	4.42%
Recourse and Nonrecourse Debt Obligations
     Debt obligations and the range of interest rates as of year end were ($ in millions):

			December 31
	Interest Rates	Final Maturity	2006	2005
Variable Rate
Term notes and other obligations	3.74% — 6.14%	2007 — 2013	$204.8	$900.8
Nonrecourse obligations	5.49% — 6.50%	2007 — 2015	1.9	35.4

			206.7	936.2

Fixed Rate
Term notes and other obligations	3.45% — 8.88%	2007 — 2023	1,933.3	1,814.6
Nonrecourse obligations	8.30%	2007	0.8	2.3

			1,934.1	1,816.9

			$2,140.8	$2,753.1

Revision to GATX 2006 Annual Report
     Maturities of GATX’s recourse and nonrecourse debt obligations as of December 31, 2006, were as follows (in millions):

	Term Notes
	and Other	Nonrecourse	Total
2007	$182.7	$2.7	$185.4
2008	331.8	—	331.8
2009	386.9	—	386.9
2010	254.9	—	254.9
2011	220.9	—	220.9
Thereafter	762.9	—	762.9

Sub-total	2,140.1	2.7	2,142.8
Fair value of debt derivatives	(2.0)	—	(2.0)

Total debt	$2,138.1	$2.7	$2,140.8

     Interest paid for continuing operations, which consists of interest on debt obligations, interest rate swaps (net of interest received) and capital lease interest, was $142.0 million, $131.8 million and $156.0 million for 2006, 2005 and 2004, respectively. Interest expense capitalized as part of the cost of construction of major assets was $0.1 million in 2006. No interest was capitalized in 2005 or 2004.
     At December 31, 2006, debt securities, railcars and other equipment with a net carrying value of $22.2 million were pledged as collateral for $18.0 million of notes and obligations. Capital lease obligations were $51.5 million and $62.5 million at December 31, 2006 and 2005, respectively.
     GATX Financial Corporation (“GFC”) a wholly owned subsidiary of GATX, has a shelf registration for $1.0 billion of debt securities and pass through certificates of which, at December 31, 2006, a total of $696.5 million of senior unsecured notes had been issued. GFC also has a $525.0 million senior unsecured revolving facility which matures in June 2010. At December 31, 2006, availability under the revolving credit facility was $510.4 million, with $14.6 million of letters of credit issued and backed by the facility. The revolving credit facility contains various restrictive covenants, including requirements to maintain a defined net worth, a fixed charge coverage ratio and an asset coverage test. The facility was amended in December 2006 to add GATX as a guarantor of GFC’s obligations under the facility and also to change the financial covenants contained therein such that they are based on GATX’s financial statements rather than GFC’s. GFC also has revolving lines of credit totaling $36.5 million in Europe. At December 31, 2006, availability under the revolving lines of credit was $14.2 million.
     The net worth of GATX at December 31, 2006 was $1.2 billion, which was in excess of the minimum net worth requirement of $800 million. Additionally, the ratio of earnings to fixed charges, as defined in the credit facility, was 2.0x for the period ended December 31, 2006, in excess of the minimum covenant ratio of 1.2x. At December 31, 2006, GATX and GFC were in compliance with all covenants and conditions of the credit facility. Annual commitment fees for the revolving credit facility are based on a percentage of the commitment and were approximately $0.7 million, $1.0 million and $1.2 million for 2006, 2005 and 2004, respectively.
     The indentures for GFC’s public debt also contain restrictive covenants, including limitations on loans, advances or investments in related parties (including GATX), and dividends it may distribute to GATX. Some of the indentures also contain limitation on lien provisions that limit the amount of secured indebtedness that GFC may incur, subject to several exceptions, including those permitting an unlimited amount of purchase money indebtedness and nonrecourse indebtedness. In addition to the other specified exceptions, GFC would be able to incur liens securing a maximum of $821.8 million of additional indebtedness as of December 31, 2006 based on the most restrictive limitation on liens provision. At December 31, 2006, GFC was in compliance with all covenants and conditions of the indentures.
     The covenants in the indentures effectively limit the ability of GFC to transfer funds to GATX in the form of loans, advances or dividends. At December 31, 2006, the maximum amount that GFC could transfer to GATX without violating its financial covenants was $887.2 million, implying that $546.5 million of subsidiary net assets were restricted. Restricted net assets are defined as the GFC’s equity, less intercompany receivables from GATX, less the amount that could be transferred to GATX.
     A subsidiary’s bank financing contains leverage and cash flow covenants that are specific to that subsidiary. Another subsidiary’s financing, guaranteed by GFC and GATX, contains various restrictive covenants, including requirements for GATX to maintain a defined net worth and a fixed charge coverage ratio, both of which are less restrictive than the requirements of the credit facility.

Revision to GATX 2006 Annual Report
     GATX does not anticipate any covenant violation in the credit facility, bank financings, indenture, or other financings, nor does it anticipate that any of these covenants will restrict its operations or its ability to procure additional financing.
     In August 2003, GATX completed an offering of $125.0 million long-term, 5.0% senior unsecured notes which are convertible into GATX common stock. As of December 31, 2006, the notes were convertible at a conversion price of $24.54 per share. The conversion price is subject to adjustment based on various factors, including changes in the dividend on GATX’s common stock. Holders of the notes have the right to require all or a portion of the notes to be purchased at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest in August 2008, August 2013, and August 2018. Any required purchases in August 2008, will be payable in cash, whereas any purchases in August 2013 or August 2018 may be paid in cash or shares of GATX common stock or any combination thereof, at GATX’s option. GATX also has the right, beginning in August 2008, to redeem the notes at 100% of the principal amount plus accrued and unpaid interest. If GATX provides notice of redemption, the holders of the notes may elect to exercise their conversion privilege. Upon conversion; GATX may elect, at its option; to deliver cash, shares of GATX common stock or any combination thereof.
     At December 31, 2006, GATX also had $124.3 million of 7.5% senior unsecured convertible notes outstanding, which were convertible at any time prior to maturity into GATX common stock at a price of $34.09 per share. Subsequent to year-end, all outstanding notes converted, resulting in a cash payment equal to the principal balance and the issuance of 1.0 million shares for the difference between GATX’s stock price at the time of conversion and the conversion price.
NOTE 12. Fair Value of Financial Instruments
     GATX may enter into derivative transactions for purposes of reducing earnings volatility and hedging specific financial exposures, including movements in foreign currency exchange rates and changes in interest rates on debt securities. These instruments are entered into only for hedging underlying exposures. GATX does not hold or issue derivative financial instruments for purposes other than hedging, except for warrants, which are not hedges. Certain derivatives may not meet the established criteria to be designated qualifying accounting hedges, even though GATX believes they are effective economic hedges.
     Fair Value Hedges — GATX uses interest rate swaps to convert fixed rate debt to floating rate debt and to manage the fixed to floating rate mix of its debt obligations. The fair value of interest rate swap agreements is determined based on the differences between the contractual rate of interest and the rates currently quoted for agreements of similar terms and maturities. As of December 31, 2006, maturities for fair value hedges range from 2009-2015.
     Cash Flow Hedges — GATX’s interest expense is affected by changes in interest rates as a result of its use of variable rate debt instruments, including commercial paper and other floating rate debt. GATX uses interest rate swaps and forward starting interest rate swaps to convert floating rate debt to fixed rate debt and to manage the floating to fixed rate ratio of the debt portfolio. The fair value of interest rate swap agreements is determined based on the differences between the contractual rate of interest and the rates currently quoted for agreements of similar terms and maturities. GATX enters into cross currency and interest rate swaps, currency and interest rate forwards, and Treasury rate locks as hedges to manage its exposure to interest rate and foreign currency exchange rate risk on existing and anticipated transactions. The fair values of these derivatives are based on interest rate swap rates, Treasury and LIBOR futures, currency rates, and forward foreign exchange rates. As of December 31, 2006, maturities for qualifying cash flow hedges range from 2007-2015.
     During 2006, GATX reclassified $0.1 million of net losses on a derivative instrument from accumulated other comprehensive loss to earnings in conjunction with the termination of a cash flow hedge resulting from the prepayment of the hedged debt. As of December 31, 2006, GATX expects to reclassify $0.8 million of net losses on derivative instruments from accumulated other comprehensive loss to earnings within the next twelve months when expenses related to the hedged debt and lease payments affect earnings.
     Other Financial Instruments — The fair value of other financial instruments represents the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of cash and cash equivalents, restricted cash, rent receivables, accounts payable, commercial paper and bank credit facilities approximate fair value due to the short maturity of those instruments. The carrying amounts of held-to-maturity securities, which are variable rate, and variable rate loans also approximate their fair values. Available-for-sale securities and warrants are carried at fair value. The fair value of fixed rate loans was estimated using discounted cash flow analyses, at interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The fair value of variable and fixed rate debt was estimated by performing a discounted cash flow calculation using the term and market interest rate for each note based on an estimate of GATX’s current incremental borrowing rates for similar borrowing arrangements.

Revision to GATX 2006 Annual Report
     Portions of variable rate debt have effectively been converted to fixed rate debt by utilizing interest rate swaps (GATX pays fixed rate interest, receives floating rate interest). Portions of fixed rate debt have effectively been converted to floating rate debt by utilizing interest rate swaps (GATX pays floating rate interest, receives fixed rate interest). In such instances, the increase (decrease) in the fair value of the variable or fixed rate debt would be offset in part by the increase (decrease) in the fair value of the interest rate swap.
     The following table sets forth the carrying amounts and fair values of GATX’s financial instruments as of December 31 (in millions):

	2006	2006	2006	2005	2005	2005
	Notional	Carrying	Fair	Notional	Carrying	Fair
	Amount	Amount	Value	Amount	Amount	Value
Assets
Loans — fixed	n/a	$16.5	$15.4	n/a	$16.2	$13.9
Investment securities	n/a	43.5	43.5	n/a	42.3	42.3
Derivative instruments:
Cash flow hedges	$30.8	0.5	0.5	$282.2	3.5	3.5
Fair value hedges	70.0	1.4	1.4	288.5	3.3	3.3
Non-qualifying	—	—	—	23.1	0.4	0.4

Total derivative instruments	100.8	1.9	1.9	593.8	7.2	7.2

	$100.8	$61.9	$60.8	$593.8	$65.7	$63.4

Liabilities
Commercial paper and bank credit facilities	n/a	$22.4	$22.4	n/a	$57.0	$57.0
Debt — fixed	n/a	1,934.1	2,085.8	n/a	1,816.9	1,964.6
Debt — variable	n/a	206.7	207.1	n/a	936.2	935.7
Derivative instruments:
Cash flow hedges	$183.1	5.0	5.0	$233.3	9.4	9.4
Fair value hedges	185.0	3.1	3.1	303.9	1.6	1.6
Non-qualifying	23.0	2.9	2.9	23.8	1.5	1.5

Total derivative instruments	391.1	11.0	11.0	561.0	12.5	12.5

	$391.1	$2,174.2	$2,326.3	$561.0	$2,822.6	$2,969.8

     In the event that a counterparty fails to meet the terms of the interest rate swap agreement or a foreign exchange contract, GATX’s exposure is limited to the fair value of the swap if in GATX’s favor. GATX manages the credit risk of counterparties by dealing only with institutions that the Company considers financially sound and by avoiding concentrations of risk with a single counterparty. GATX considers the risk of non-performance by a counterparty to be remote.
     For the years ended December 31, 2006, 2005 and 2004, (losses) gain of $(1.1) million, $2.1 million and $(3.8) million, respectively, were recognized in earnings for derivatives that did not qualify as hedges. The decrease in notional amounts outstanding from 2005 was primarily related to the termination of derivatives in connection with the sale of Air.
NOTE 13. Income Taxes
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. U.S. income taxes have not been provided on the undistributed earnings of foreign subsidiaries and affiliates that GATX intends to permanently reinvest in these foreign operations. The cumulative amount of such earnings was $319.3 million at December 31, 2006.

Revision to GATX 2006 Annual Report
     Significant components of GATX’s deferred tax liabilities and assets were (in millions):

	December 31
	2006	2005
Deferred Tax Liabilities
Book/tax basis difference due to depreciation	$384.3	$368.8
Leveraged leases	107.1	106.3
Investments in affiliated companies	110.6	107.2
Lease accounting (other than leveraged)	204.9	197.4
Other	63.2	65.7

Total deferred tax liabilities	870.1	845.4
Deferred Tax Assets
Alternative minimum tax credit	13.1	23.7
Net operating loss carryforward	—	11.3
Accruals not currently deductible for tax purposes	30.1	50.5
Allowance for possible losses	3.8	5.0
Post-retirement benefits other than pensions	19.7	19.4
Other	46.0	50.0

Total deferred tax assets	112.7	159.9

Net deferred tax liabilities	$757.4	$685.5

     At December 31, 2006, GATX had an alternative minimum tax credit of $13.1 million that has an unlimited carryforward period. The 2005 U.S. income tax net operating loss carryforward of $32.2 and a portion of the 2005 AMT credit were utilized during 2006 to offset current income tax expense. A valuation allowance for recorded deferred tax assets has not been provided as management expects such benefits to be fully realized.
     The components of income from continuing operations before income taxes consisted of (in millions):

	Year Ended December 31
	2006	2005	2004
Domestic	$110.8	$73.8	$153.6
Foreign	116.7	98.8	68.7

	$227.5	$172.6	$222.3

     GATX and its U.S. subsidiaries file a consolidated federal income tax return. Income taxes for continuing operations consisted of (in millions):

	Year Ended December 31
	2006	2005	2004
Current
Domestic:
Federal	$—	$(1.6)	$6.0
State and local	—	0.3	5.2

	—	(1.3)	11.2
Foreign	15.2	25.6	14.7

	15.2	24.3	25.9
Deferred
Domestic:
Federal	39.9	23.4	29.4
State and local	8.1	6.0	10.1

	48.0	29.4	39.5
Foreign	12.9	3.0	1.2

	60.9	32.4	40.7
Expense of repatriated foreign earnings	—	9.9	—

Income taxes	$76.1	$66.6	$66.6

Income taxes paid (recovered)	$16.1	$15.6	$(35.4)

Revision to GATX 2006 Annual Report
     The reasons for the difference between GATX’s effective income tax rate and the federal statutory income tax rate were (dollars in millions):

	Year Ended December 31
	2006	2005	2004
Income taxes at federal statutory rate	$79.6	$60.4	$77.8
Adjust for effect of:
U.S. tax on foreign earnings	3.1	9.9	0.6
Foreign income tax rates	(7.6)	(6.7)	(3.0)
Tax rate decrease on deferred taxes	(5.9)	—	(2.4)
Extraterritorial income exclusion	(0.5)	(0.5)	(1.4)
State income taxes	5.2	4.2	9.9
Corporate owned life insurance	(0.6)	(1.1)	(1.3)
Tax refund claim & audit recovery	—	—	(14.5)
Other	2.8	0.4	0.9

Income taxes	$76.1	$66.6	$66.6

Effective income tax rate	33.4%	38.6%	30.0%

     To take advantage of the one-time dividends received deduction in the American Jobs Creation Act of 2004, GATX repatriated $94.5 million of foreign earnings in 2005 at a U.S. tax cost of $9.9 million. The tax cost includes federal and state income taxes on the taxable portion of the dividends and related non-deductible costs, and foreign withholding taxes.
     The effective income tax rate is impacted by foreign taxes on the earnings of foreign subsidiaries and affiliates which are imposed at rates that are different than the U.S. federal statutory rate. Foreign taxes are also withheld on certain payments received by the Company from foreign sources. The net amount of foreign tax that is less than the U.S. statutory rate of tax on foreign earnings is shown above. The foreign income tax rate effects exclude the impact on deferred taxes of enacted changes in foreign rates, which are identified separately.
     The tax rate decreases on deferred taxes recorded in 2006 and in 2004 are the result of changes in foreign income tax rates enacted in those years.
     The extraterritorial income exclusion (“ETI”) is an exemption from U.S. federal income tax for the lease of U.S. manufactured equipment to foreign lessees. ETI was repealed for years after 2004 with a reduced benefit allowable in 2005 and 2006 under transition rules.
     State income taxes are provided on domestic pre-tax income or loss. The effect of state income tax on the overall income tax rate is impacted by the amount of domestic income subject to state taxes relative to total income from all sources.
     During 2004, the IRS agreed to certain refunds claimed for 1999 and 2000 that related to the disposition of businesses in those years and to additional Foreign Sales Corporation and ETI benefits.
     GATX’s U.S. income tax returns have been audited through 1997 and all issues through that period have been settled with the IRS. During 2006, the IRS substantially completed its audit of the Company’s income tax returns for the years 1998 though 2002. As part of this audit, the Company has entered the IRS appeals process to address one remaining issue related to a structured lease transaction. GATX believes that its tax position related to this issue was proper based upon applicable statutes, regulations and case law. GATX also believes that this issue may ultimately be litigated. Additionally during 2006, the IRS began its examination of the Company’s U.S. income tax returns for the period 2003 through 2005. The Company expects this audit to be completed during 2008. Certain of the Company’s subsidiaries are also under audits for various periods in various state and foreign jurisdictions. The Company believes its reserves established for potential assessments, including potential interest and penalties with respect to the open issue noted above, and other open tax issues are reasonable. Once established, reserves are adjusted only when circumstances, including final resolution of an issue, require.

Revision to GATX 2006 Annual Report
NOTE 14. Pension and Other Post-Retirement Benefits
     GATX maintains both funded and unfunded noncontributory defined benefit pension plans covering its domestic employees and the employees of certain of its subsidiaries. GATX also has a funded noncontributory defined benefit pension plan related to a closed subsidiary in the United Kingdom (“U.K.”). The U.K. pension plan no longer has any active members and is closed to new entrants. Benefits payable under the pension plans are based on years of service and/or final average salary. The funding policy for the pension plans is based on actuarially determined cost methods allowable under IRS regulations and statutory regulations in the U.K.
     In addition to the pension plans, GATX has other post-retirement plans providing health care, life insurance and other benefits for certain retired domestic employees who meet established criteria. Most domestic employees are eligible for health care and life insurance benefits if they retire from GATX with immediate benefits under the GATX pension plan. The plans are either contributory or noncontributory, depending on various factors.
     GATX uses a December 31, 2006 measurement date for all of its plans. The following tables set forth pension obligations and plan assets and other post-retirement obligations as of December 31 (in millions):

			2006	2005
	2006	2005	Retiree	Retiree
	Pension	Pension	Health	Health
	Benefits	Benefits	and Life	and Life
Change in Benefit Obligation
Benefit obligation at beginning of year	$404.3	$397.5	$75.0	$74.8
Service cost	5.9	5.3	0.2	0.4
Interest cost	22.7	22.2	3.6	4.0
Plan amendments	—	—	(1.6)	—
Actuarial (gain) loss	(1.2)	14.2	(6.1)	2.9
Curtailments	(2.8)	—	(0.7)	—
Benefits paid	(25.7)	(30.7)	(6.8)	(7.1)
Effect of exchange rate changes	5.8	(4.2)	—	—

Benefit obligation at end of year	$409.0	$404.3	$63.6	$75.0

Change in Fair Value of Plan Assets
Plan assets at beginning of year	$376.9	$371.8	$—	$—
Actual return on plan assets	49.7	31.7	—	—
Effect of exchange rate changes	4.7	(3.5)	—	—
Company contributions	1.9	7.6	6.8	7.1
Benefits paid	(25.7)	(30.7)	(6.8)	(7.1)

Plan assets at end of year	$407.5	$376.9	$—	$—

Funded Status
Funded status of the plan	$(1.5)	$(27.4)	$(63.6)	$(75.0)
Unrecognized net loss	—	89.5	—	19.6
Unrecognized prior service cost	—	0.3	—	—
Unrecognized net transition obligation	—	0.1	—	—

(Accrued) prepaid cost	$(1.5)	$62.5	$(63.6)	$(55.4)

Amount Recognized
Other assets	$28.7	$74.5	$—	$—
Other liabilities	(30.2)	(25.4)	(63.6)	(55.4)
Accumulative other comprehensive loss:
Net actuarial loss	62.0	—	12.6	—
Prior service cost (credit)	0.2	—	(1.5)	—
Minimum pension liability	n/a	13.4	n/a	—

Accumulated other comprehensive loss	62.2	13.4	11.1	—

Total recognized	$60.7	$62.5	$(52.5)	$(55.4)

After-tax amount recognized in accumulated other comprehensive loss	$38.5	$8.3	$6.9	$—

     The aggregate accumulated benefit obligation for the defined benefit pension plans was $383.5 million and $381.8 million at December 31, 2006 and 2005, respectively.

Revision to GATX 2006 Annual Report
     Information for pension plans with a projected benefit obligation in excess of plan assets is as follows as of December 31 (in millions):

	2006	2005
Projected benefit obligation	$70.6	$309.0
Fair value of plan assets	40.4	279.6
     Information for pension plans with an accumulated benefit obligation in excess of plan assets is as follows as of December 31 (in millions):

	2006	2005
Accumulated benefit obligations	$66.2	$60.1
Fair value of plan assets	40.4	34.6
     The Company adopted the recognition provisions of SFAS No. 158 and initially applied them to the funded status of its defined benefit postretirement plans as of December 31, 2006. The initial recognition of the funded status of its defined benefit postretirement plans resulted in a decrease in other comprehensive income of $34.8 million, which was net of taxes of $21.4 million.
     The incremental effect of applying SFAS No. 158 on individual lines of the Consolidated Balance Sheet at December 31, 2006 (in millions) was:

		Incremental
	Before	Effect of	After
	Application of	Applying	Application of
	SFAS No. 158	SFAS No. 158	SFAS No. 158
Other Assets	$270.3	$(45.1)	$225.2
Total Assets	4,692.1	(45.1)	4,647.0
Other Liabilities	337.2	11.1	348.3
Deferred Tax Liability	778.8	(21.4)	757.4
Total Liabilities	3,489.6	(10.3)	3,479.3
Accumulated Comprehensive Income (Loss)	31.4	(34.8)	(3.4)
Shareholders’ Equity	1,205.2	(34.8)	1,167.7
Total Liabilities and Shareholders’ Equity	4,692.1	(45.1)	4,647.0
     The components of pension and other post-retirement benefit costs are as follows (in millions):

				2006	2005	2004
				Retiree	Retiree	Retiree
	2006	2005	2004	Health	Health	Health
	Pension	Pension	Pension	and	and	and
	Benefits	Benefits	Benefits	Life	Life	Life
Service cost	$5.9	$5.3	$6.1	$0.2	$0.4	$0.5
Interest cost	22.7	22.2	23.1	3.6	4.0	4.6
Expected return on plan assets	(30.1)	(30.1)	(31.3)	—	—	—
Amortization of:
Unrecognized prior service cost	0.2	0.2	0.2	(0.2)	—	—
Unrecognized net obligation	—	—	0.1	—	—	—
Unrecognized net loss	5.3	3.0	1.3	1.0	1.0	0.8
Plan settlement cost	—	1.8	—	—	—	—

Ongoing net cost (benefit)	4.0	2.4	(0.5)	4.6	5.4	5.9

Recognized loss (gain) due to curtailment	—	—	0.7	(0.7)	—	(0.2)
Recognized special termination benefits expense	—	—	0.6	—	—	—

Net periodic cost	$4.0	$2.4	$0.8	$3.9	$5.4	$5.7

     The previous tables include amounts allocated each year to discontinued operations, all of which were immaterial. The amount reported for plan settlement cost in 2005 relates to a lump sum payment election made for the non-qualified portion of a pension benefit. Amounts shown for curtailment loss (gain) and special termination expense related to discontinued operations.

Revision to GATX 2006 Annual Report
     GATX amortizes the unrecognized prior service cost and the unrecognized net obligation using a straight-line method over the average remaining service period of employees expected to receive benefits under the plan. The excess of recognized net gains or losses (excluding asset gains and losses not yet reflected in the market-related value of assets) above the greater of 10% of the projected benefit obligation or 10% of the market-related value of the assets are amortized by dividing this excess, if any, by the average remaining service period of active employees. As of December 31, 2006, GATX expects to recognize the following accumulated other comprehensive loss (income) amounts within the next twelve months as components of net benefits costs: $3.8 million of the defined benefit pension plans’ net actuarial loss, $0.9 million of the other post-retirement benefit plans’ net actuarial loss and $0.2 million of the other post-retirement benefit plans’ prior service credit.
     GATX used the following assumptions to measure the benefit obligation, compute the expected long-term return on assets and to measure the periodic cost for GATX’s defined benefit pension plans and other post-retirement benefit plans for the years ended December 31, 2006 and 2005:

	2006	2005

Domestic defined benefit pension plans:
Benefit Obligation at December 31:
Discount rate — salaried funded and unfunded plans	5.90%	5.75%
Discount rate — hourly funded plans	5.85%	5.65%
Rate of compensation increases — salaried funded and unfunded plan	4.50%	4.50%
Rate of compensation increases — hourly funded plan	N/A	N/A
Net Periodic Cost (Benefit) for the years ended December 31:
Discount rate — salaried funded and unfunded plans	5.75%	6.00%
Discount rate — hourly funded plans	5.65%	5.75%
Expected return on plan assets — salaried funded plan	8.80%	8.80%
Expected return on plan assets — hourly funded plan	8.00%	8.00%
Rate of compensation increases — salaried funded and unfunded plan	4.50%	4.50%
Rate of compensation increases — hourly funded plan	N/A	N/A
Foreign defined benefit pension plan:
Benefit Obligation at December 31:
Discount rate	5.10%	4.70%
Rate of pension-in-payment increases	3.10%	2.80%
Net Periodic Cost (Benefit) for the years ended December 31:
Discount rate	4.70%	5.30%
Expected return on plan assets	5.70%	6.30%
Rate of pension-in-payment increases	2.80%	2.70%
Other post-retirement benefit plans:
Benefit Obligation at December 31:
Discount rate	5.75%	5.60%
Rate of compensation increases	4.50%	4.50%
Net Periodic Cost (Benefit) for the years ended December 31:
Discount rate	5.60%	5.75%
Rate of compensation increases	4.50%	4.50%
     GATX determines a long-term rate of return assumption on plan assets for its funded pension plans based on current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. GATX reviews historical markets as well as peer group data to determine its expected long-term rate of return for each of the plans. GATX routinely reviews its historical returns along with current market conditions to ensure its long-term rate of return assumption on plan assets is reasonable and appropriate.
     The health care cost trend, which is comprised of medical and prescription drugs claims has a significant effect on the other post-retirement benefit cost and obligation. The assumed medical claims and prescription drug claims rates for 2006 were 8.00% and 13.00%, respectively. The assumed medical and prescription drugs claims cost rates anticipated for 2007 will be 7.50% and 12.00%, respectively. Over the following five-year period, medical claims are expected to gradually decline to 5.00% and remain at that level thereafter. Over the following ten-year period, the prescription drug claims rates are expected to gradually decline to 5.00% and remain at that level thereafter.
     A one-percentage-point change in the trend rate would have the following effects (in millions):

Revision to GATX 2006 Annual Report

	One-Percentage-Point	One-Percentage-Point
	Increase	Decrease
Effect on total of service and interest cost	$0.2	$(0.2)
Effect on post-retirement benefit obligation	3.5	(3.1)
     GATX’s investment policies require that asset allocations of domestic and foreign funded pension plans be maintained at certain targets. GATX’s weighted-average asset allocations of its domestic funded pension plans at December 31, 2006 and 2005, and current target asset allocation for 2007, by asset category, are as follows:

		Plan Assets at
		December 31
Asset Category	Target	2006	2005
Equity securities	65.0%	65.3%	64.7%
Debt securities	30.0%	29.3%	29.3%
Real estate	5.0%	5.2%	5.9%
Cash	—	0.2%	0.1%

	100.0%	100.0%	100.0%

     GATX’s weighted-average asset allocations of its foreign funded pension plan at December 31, 2006 and 2005, and current target asset allocation for 2007, by asset category, are as follows:

		Plan Assets at
		December 31
Asset Category	Target	2006	2005
Equity securities and real estate	36.8%	37.6%	36.8%
Debt securities	63.2%	62.4%	63.2%

	100.0%	100.0%	100.0%

     The primary objective of the domestic funded pension plans is to fully fund benefit payments to plan participants. A secondary objective is to minimize GATX’s pension expense and plan contributions. To reach these goals, GATX’s philosophy is a diversified approach using a mix of equities, debt and real estate investments to maximize the long-term return on plan assets. Its equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value, and small to large capitalizations. Its debt securities are also diversified across U.S. investments and include the following: governments, agencies, investment grade and high-yield corporate, mortgage-backed securities, and other collateralized investments. GATX’s real estate investments include investments in funds that hold various property types throughout the U.S.
     On a timely basis, but not less than twice a year, GATX formally reviews actual results to ensure adherence to investment guidelines and the Company’s stated investment approach. This review also evaluates reasonableness of investment decisions and risk positions. The performance of investments is compared to indices and peers to determine if performance has been acceptable.
     GATX expects to contribute approximately $2.1 million to its pension plans (domestic and foreign) and approximately $7.2 million to its other post-retirement benefit plans in 2007. Additional contributions to the domestic funded pension plans will be dependent on several factors including investment returns on plan assets and actuarial experience.

Revision to GATX 2006 Annual Report
     The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in millions):

	Pension	Other
	Benefits	Benefits
2007	$25.8	$7.2
2008	25.8	7.1
2009	25.9	7.1
2010	26.4	7.0
2011	26.8	6.9
Years 2012-2016	142.4	30.8

	$273.1	$66.1

     In December 2004, the Company adopted FASB Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” which resulted in a reduction in the accumulated post-retirement benefit obligation of $8.4 million.
     The following are estimated Medicare Part D Subsidy Receipts from the Act (in millions):

2007	$0.8
2008	0.9
2009	0.9
2010	0.9
2011	0.9
Years 2012-2016	4.0

$8.4

     In addition to its defined benefit plans, GATX maintains two 401(k) retirement plans that are available to substantially all salaried and certain other employee groups. GATX may contribute to the plans as specified by their respective terms, and as determined by the Board of Directors. Contributions to such plans were $1.5 million, $1.6 million, and $1.6 million for 2006, 2005, and 2004, respectively. Contributions to discontinued operations were immaterial in each year.
NOTE 15. Concentrations, Commitments and Other Contingencies
Concentrations
     Concentration of Revenues — GATX’s revenues are derived from a wide range of industries and companies. Approximately 21% of total revenues are generated from customers in the chemical industry, 20% are derived from the petroleum industry, and 12% are derived from each of the transportation industry and food/agricultural industry. GATX’s foreign identifiable revenues include fully consolidated railcar operations in Canada, Mexico, Poland, Austria and Germany. The Company did not derive revenues in excess of 10% of consolidated revenues from any one foreign country for any of the years ended December 31, 2006, 2005 and 2004.
     Concentration of Credit Risk — Under its lease agreements with lessees, GATX retains legal ownership of the asset except where such assets have been financed by sale-leasebacks. For most loan financings to customers, the loan is collateralized by specifically related equipment. GATX performs credit evaluations prior to approval of a lease or loan contract. Subsequently, the creditworthiness of the customer and the value of the collateral are monitored on an ongoing basis. GATX maintains an allowance for possible losses to provide for credit losses inherent in its reservable assets portfolio. The Company did not derive revenues in excess of 10% of consolidated revenues from any one customer for any of the years ended December 31, 2006, 2005 and 2004.
     Concentration of Labor Force — 51% of GATX employees were covered by union contracts at December 31, 2006. The shipboard personnel at ASC belong to the United Steelworkers of America (“USWA”), the American Maritime Officers (“AMO”) and the Seafarers International Union (“SIU”), as the case may be. During 2006, ASC and the unions agreed on new contract terms, resulting in agreements with the SIU and AMO that are effective until 2011 and an agreement with the AMO that is effective until 2009. The hourly employees at Rail U.S. service centers belong to the USWA. In February 2007, agreement was reached on a new contract that will be in effect through February 2010.

Revision to GATX 2006 Annual Report
Commitments
     Unconditional Purchase Obligations — At December 31, 2006, GATX’s unconditional purchase obligations of $522.3 million were primarily for railcars to be acquired during the period of 2007 through 2009.
     Commercial Commitments — In connection with certain investments or transactions, GATX has entered into various commercial commitments, such as guarantees and standby letters of credit, which could potentially require performance in the event of demands by third parties. Similar to GATX’s balance sheet investments, these guarantees expose GATX to credit, market and equipment risk; accordingly, GATX evaluates its commitments and other contingent obligations using techniques similar to those used to evaluate funded transactions.
     The following table shows GATX’s commercial commitments for continuing operations (in millions):

	December 31
	2006	2005
Affiliate guarantees	$24.2	$27.3
Asset residual value guarantees	144.5	368.6
Lease payment guarantees	20.8	21.6
Other guarantees	77.8	77.8

Total guarantees	267.3	495.3
Standby letters of credit and bonds	15.8	23.0

	$283.1	$518.3

     At December 31, 2006, the maximum potential amount of guarantees under which GATX could be required to perform was $267.3 million. The related carrying value of the guarantees on the balance sheet, including deferred revenue primarily associated with residual value guarantees entered into prior to the effective date of FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, was a liability of $6.7 million. The expirations of these guarantees range from 2007 to 2017.
     Subsequent to December 31, 2006, GATX provided a guarantee for future lease payments under a lease agreement assumed by the buyer of the Air business. The guarantee covers lease payments totaling $52.4 million payable during the years 2007 — 2019.
     Affiliate guarantees generally involve guaranteeing repayment of the financing utilized to acquire or lease in assets being leased by an affiliate to customers, and are in lieu of making direct equity investments in the affiliate. GATX is not aware of any event of default which would require it to satisfy these guarantees, and expects the affiliates to generate sufficient cash flow to satisfy their lease and loan obligations.
     Asset residual value guarantees represent GATX’s commitment to third parties that an asset or group of assets will be worth a specified amount at the end of a lease term. Revenue is earned for providing these asset value guarantees in the form of an initial fee (which is amortized into income over the guarantee period) and by sharing in any proceeds received upon disposition of the assets to the extent such proceeds are in excess of the amount guaranteed (which is recorded when realized). Any liability resulting from GATX’s performance pursuant to the residual value guarantees will be reduced by the value realized from the underlying asset or group of assets. Historically, gains associated with the residual value guarantees have exceeded any losses and were recorded in asset remarketing income in the consolidated statements of operations. Based on known facts and current market conditions, management does not believe that the asset residual value guarantees will result in any significant adverse financial impact to the Company. GATX believes these asset residual value guarantees will likely generate future income in the form of fees and residual sharing proceeds.
     Lease payment guarantees represent GATX’s guarantees to financial institutions of finance and operating lease payments of unrelated parties in exchange for a fee.
     Other guarantees consists of GATX’s indemnification of Airbus Industrie (“Airbus”) related to the dissolution of Flightlease Holdings Limited (“FHG”) and the allocation by Airbus of $77.8 million of pre-delivery payments to GATX towards the purchase of aircraft in 2001. These pre-delivery payments are also the subject of active litigation. No liability has been recorded with respect to this indemnification as GATX believes that the likelihood of having to perform under the indemnity is remote.
     GATX and its subsidiaries are also parties to standing letters of credit and bonds primarily related to workers’ compensation and general liability insurance overages. No material claims have been made against these obligations. At December 31, 2006,

Revision to GATX 2006 Annual Report
management does not expect any material losses to result from these off balance sheet instruments since performance is not expected to be required.
Other Contingencies
     Environmental — The Company’s operations are subject to extensive federal, state and local environmental regulations. GATX’s operating procedures include practices to protect the environment from the risks inherent in railcar leasing, which frequently involve transporting chemicals and other hazardous materials. Additionally, some of GATX’s land holdings, including previously owned properties, are and have been used for industrial or transportation-related purposes or leased to commercial or industrial companies whose activities may have resulted in discharges onto the property. As a result, GATX is subject to environmental cleanup and enforcement actions. In particular, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), also known as the Superfund law, as well as similar state laws, generally impose joint and several liability for cleanup and enforcement costs on current and former owners and operators of a site without regard to fault or the legality of the original conduct. If there are other potentially responsible parties (“PRPs”), GATX generally participates in the cleanup of these sites through cost-sharing agreements with terms that vary from site to site. Costs are typically allocated based on the relative volumetric contribution of material, the amount of time the site was owned or operated, and/or the portion of the total site owned or operated by each PRP. GATX has been notified that it is a PRP, among many PRPs, for study and cleanup costs at one Superfund site for which investigation and remediation payments are yet to be determined.
     At the time a potential environmental issue is identified, initial reserves for environmental liability are established when such liability is probable and a reasonable estimate of associated costs can be made. Costs are estimated based on the type and level of investigation and/or remediation activities that our internal environmental staff (and where appropriate, independent consultants) have determined to be necessary to comply with applicable laws and regulations. Activities include initial site surveys and environmental studies of potentially contaminated sites as well as costs for remediation and restoration of sites determined to be contaminated. In addition, GATX has provided indemnities for potential environmental liabilities to buyers of divested companies. In these instances, reserves are based on the scope and duration of the respective indemnities together with the extent of known contamination. Estimates are periodically reviewed and adjusted as required to reflect additional information about facility or site characteristics or changes in regulatory requirements. GATX conducts an ongoing environmental contingency analysis, which considers a combination of factors including independent consulting reports, site visits, legal reviews, analysis of the likelihood of participation in and the ability of other PRPs to pay for cleanup, and historical trend analyses. GATX does not believe that a liability exists for known environmental risks beyond what has been provided for in its environmental reserves.
     GATX is involved in administrative and judicial proceedings and other voluntary and mandatory cleanup efforts at 12 sites, including the Superfund site, at which it is participating in the study or cleanup, or both, of alleged environmental contamination. The Company recognized a net reversal of environmental expense in 2006 of $0.4 million, resulting primarily from the favorable resolution of a foreign environmental matter and recognized net expense in 2004 of $13.3 million, consisting primarily of a $15.5 million charge for a sold property. GATX did not recognize any environmental expense in 2005. GATX paid $0.6 million, $2.3 million and $1.4 million during 2006, 2005 and 2004, respectively, for mandatory and unasserted claims cleanup efforts, including amounts expended under federal and state voluntary cleanup programs. GATX has recorded liabilities for remediation and restoration of all known sites of $34.4 million at December 31, 2006, compared with $34.8 million at December 31, 2005. These amounts are included in other liabilities on GATX’s balance sheet. GATX’s environmental liabilities are not discounted. GATX anticipates that the majority of the accrued costs at December 31, 2006, will be paid over the next five years and no individual site is considered to be material.
     The Company did not materially change its methodology for identifying and calculating environmental liabilities in the three years presented. There are currently no known trends, demands, commitments, events or uncertainties that are reasonably likely to occur and materially affect the methodology or assumptions described above.
     Recorded liabilities include GATX’s best estimates of all costs for remediation and restoration of affected sites, without reduction for anticipated recoveries from third parties, and include both asserted and unasserted claims However, GATX’s total cleanup costs at these sites cannot be predicted with certainty due to various factors such as the extent of corrective actions that may be required; evolving environmental laws and regulations; advances in environmental technology, the extent of other parties’ participation in cleanup efforts; developments in ongoing environmental analyses related to sites determined to be contaminated, and developments in environmental surveys and studies of potentially contaminated sites. As a result, future charges for environmental liabilities could have a significant effect on results of operations in a particular quarter or fiscal year as individual site studies and remediation and

Revision to GATX 2006 Annual Report
restoration efforts proceed or as new sites arise. However, management believes it is unlikely any identified matters, either individually or in the aggregate, will have a material adverse effect on GATX’s financial position or liquidity.
     Legal — GATX and its subsidiaries have been named as defendants in a number of other legal actions and claims, various governmental proceedings and private civil suits arising in the ordinary course of business, including those related to environmental matters, workers’ compensation claims by GATX employees and other personal injury claims. Some of the legal proceedings include claims for punitive as well as compensatory damages.
     Several of the Company’s subsidiaries have also been named as defendants or co-defendants in cases alleging injury relating to asbestos. In these cases, the plaintiffs seek an unspecified amount of damages based on common law, statutory or premises liability or, in the case of ASC, the Jones Act, which makes limited remedies available to certain maritime employees. In addition, demand has been made against the Company under a limited indemnity given in connection with the sale of a subsidiary by the purchaser for asbestos-related claims filed against the former subsidiary. As of February 15, 2007, there were 1,295 asbestos-related cases pending against the Company’s subsidiaries or the former subsidiary where the Company has provided a limited indemnity. Out of the total number of pending cases, 1,190 are Jones Act claims which were primarily filed against ASC prior to the year 2000. During 2006, 124 new asbestos-related cases were filed and 112 cases were dismissed or settled. During 2005, 22 new cases were filed and 46 cases were dismissed or settled. For this two-year period, the aggregate amount paid to settle asbestos-related cases filed against the Company’s subsidiaries and the former subsidiary was less than $185,000. It is possible that the number of these cases could begin to grow and that the cost of these cases, including costs to defend, could correspondingly increase in the future.
     The amounts claimed in some of the above described proceedings are substantial and while the final outcome of these matters cannot be predicted with certainty at this time, considering among other things meritorious legal defenses available and reserves that have been recorded along with applicable insurance, it is the opinion of management that none of these matters, when ultimately resolved, will have a material adverse effect on GATX’s consolidated financial position or liquidity. However, an unexpected adverse resolution of one or more of these matters could have a material adverse effect on the results of operations in a particular quarter or fiscal year.
NOTE 16. Shareholders’ Equity
     In accordance with GATX’s amended certificate of incorporation, 120 million shares of common stock are authorized, at a par value of $0.625 per share. As of December 31, 2006, 59,946,664 shares were issued and 51,997,154 shares were outstanding.
     A total of 16,326,859 shares of common stock were reserved at December 31, 2006, for the following:

Shares
Conversion of outstanding preferred stock	95,583
Conversion of convertible notes	11,238,840
Incentive compensation programs	4,956,536
Employee service awards	35,900

16,326,859

     GATX’s certificate of incorporation also authorizes five million shares of preferred stock at a par value of $1.00 per share. At December 31, 2006 and 2005, 19,008 and 19,988 shares of preferred stock were outstanding, respectively. Shares of preferred stock issued and outstanding consist of Series A and B $2.50 cumulative convertible preferred stock, which entitle holders to a cumulative annual cash dividend of $2.50 per share. Each share is convertible at the option of the holder at any time into five shares of common stock. Each share of such preferred stock may be called for redemption by GATX at any time at $63.00 per share. In the event of GATX’s liquidation, dissolution or winding up, the holders of such preferred stock will be entitled to receive $60.00 per share plus accrued and unpaid dividends to the date of payment. At December 31, 2006 and 2005, the aggregated liquidation preference of both series’ of preferred stock was $1.1 million.
     Holders of both preferred and common stock are entitled to one vote for each share held. Except in certain instances, all such classes of stock vote together as a single class.
     For additional information regarding the convertible notes, see Note 11.

Revision to GATX 2006 Annual Report
     To ensure the fair value to all shareholders in the event of an unsolicited takeover offer for the Company, GATX adopted a Shareholders’ Rights Plan in August 1998. Shareholders received a distribution of one right for each share of the Company’s common stock held. Initially the rights are represented by GATX’s common stock certificates and are not exercisable. The rights will be exercisable only if a person acquires or announces a tender offer that would result in beneficial ownership of 20 percent or more of the Company’s common stock. If a person acquires beneficial ownership of 20 percent or more of the Company’s common stock, all holders of rights other than the acquiring person will be entitled to purchase the Company’s common stock at a reduced price. The rights are scheduled to expire on August 14, 2008.
     The reserve for incentive compensation programs consists of shares authorized and available for future issuance under the GATX Corporation 2004 Equity Incentive Compensation Plan and other share-based compensation awards granted but not yet issued. See Note 18 for additional information.
NOTE 17. Accumulated Other Comprehensive Income (Loss)
     The change in components for accumulated other comprehensive income (loss) are as follows (in millions):

	Foreign		Unrealized	Post-
	Currency	Unrealized	Loss on	Retirement
	Translation	Gain (Loss)	Derivative	Benefit
	Gain (Loss)	on Securities	Instruments	Plans	Total
Balance at December 31, 2003	$13.3	$1.7	$(42.5)	$(6.9)	$(34.4)
Change in component	55.5	1.1	(1.9)	(0.1)	54.6
Reclassification adjustments into earnings	—	2.5	(0.2)	—	2.3
Income tax effect	—	(1.4)	0.5	—	(0.9)

Balance at December 31, 2004	68.8	3.9	(44.1)	(7.0)	21.6
Change in component	(38.0)	(0.6)	18.7	(2.1)	(22.0)
Reclassification adjustments into earnings	0.7	(4.4)	3.2	—	(0.5)
Income tax effect	—	1.9	(8.1)	0.8	(5.4)

Balance at December 31, 2005	31.5	0.8	(30.3)	(8.3)	(6.3)
Change in component	33.0	(0.9)	7.2	(59.9)	(20.6)
Reclassification adjustments into earnings	—	(1.0)	2.2	—	1.2
Income tax effect	—	0.7	(1.2)	22.8	22.3

Balance at December 31, 2006	$64.5	$(0.4)	$(22.1)	$(45.4)	$(3.4)

NOTE 18. Share-Based Compensation
     GATX provides equity awards to its employees under the GATX Corporation 2004 Equity Incentive Compensation Plan, as amended (“the 2004 Plan”). An aggregate of 3.5 million shares of common stock is authorized under the 2004 Plan and as of December 31, 2006, 2.5 million shares were available for future issuance. The 2004 Plan provides for the granting of nonqualified stock options, stock appreciation rights (“SARs”), restricted stock and phantom stock awards. These awards are more fully described below.
     GATX adopted SFAS No. 123(R) using the modified prospective transition method as of January 1, 2006. Under this transition method, share-based compensation expense for the year ended December 31, 2006, included expense for all share-based awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123. Prior to January 1, 2006, the Company applied APB 25 to account for its stock-based compensation plans. Under APB 25, no compensation expense was recognized for stock option awards as the exercise price of the awards on the date of the grant was equal to the then current market price of the Company’s stock, however, compensation expense was recognized in connection with the issuance of restricted stock and phantom stock awards. Thus, the adoption of SFAS No. 123(R) primarily resulted in compensation expense being recorded for stock options and SARs. Share-based compensation expense for all awards granted after January 1, 2006, is based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). For the year ended December 31, 2006, the total share-based compensation expense was $7.7 million ($4.7 million after tax).
     As a result of adopting SFAS No. 123(R) in 2006, the Company’s income before income taxes and net income for the year ended December 31, 2006, was $3.5 million and $2.2 million lower, respectively, than if it had continued to account for share based compensation under APB 25. Basic and diluted net earnings per share for the year ended December 31, 2006 were each $0.04 lower than if the Company had continued to account for share-based compensation under APB 25. Had the Company recognized

Revision to GATX 2006 Annual Report
compensation costs as prescribed by SFAS No. 123, reported net income, basic earnings per share and diluted earnings per share would have been as follows (in millions, except per share amounts):

	Year Ended December 31
	2005	2004
Net (loss) income, as reported	$(13.9)	$169.9
Add: Stock-based compensation expense, net of tax	1.5	1.1
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of tax	(4.0)	(3.2)

Pro forma net (loss) income	$(16.4)	$167.8

Net (loss) income per share:
Basic, as reported	$(0.28)	$3.44
Basic, pro forma	(0.33)	3.40
Diluted, as reported	(0.02)	3.04
Diluted, pro forma	(0.07)	3.01
Stock Option/SAR Awards
     Stock options/SARs provide for the purchase of common stock and may be granted for periods not longer than seven years from the date of grant (ten years for options granted prior to 2004). SARs entitle the holder to receive the difference between the market price of GATX’s stock at the time of exercise and the exercise price either in shares of common stock, cash or a combination thereof, at GATX’s discretion. Options entitle the holders to purchase shares of GATX stock at a specified exercise price. The exercise price for both options and SARs is equal to the average of the high and low trading prices of GATX stock on the date of grant. Options/SARs vest and become exercisable commencing on a date no earlier than one year from the date of grant. Compensation expense for these awards is recognized on a graded straight line basis over the applicable vesting period. The vesting period is three years with 50% vesting after the first year, 25% after the second year and 25% after the third year. Dividend equivalents accrue on all stock options/SARs granted under the 2004 Plan and are paid upon vesting. Dividend equivalents continue to be paid until the options/SARs are exercised, cancelled or expired. During 2006, only SARs were awarded.
     GATX values its stock option/SAR awards using the Black-Scholes model. The Black-Scholes model is one of the most frequently referenced models used to value options and was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Option valuation models require the input of highly subjective assumptions. The assumptions GATX used in valuing its option/SAR awards were: expected stock price volatility (based on the historical volatility of its stock price), the risk free interest rate (based on the treasury yield curve) and the expected life of the option/SAR (based on historical exercise patterns and post-vesting termination behavior). Additionally, because GATX’s options/SARs are dividend participating, the value of each option/SAR also reflects the present value of the expected dividend equivalents to be paid during the estimated life of the option/SAR.
     The assumptions GATX used to estimate the fair value of its stock option/SAR awards and the weighted average estimated fair value are noted in the table below:

	2006	2005	2004
Weighted average fair value of SAR/option	$15.82	$12.14	$9.72
Risk free interest rate	4.77%	4.31%	3.61%
Dividend yield	2.20%	3.80%	3.90%
Expected stock price volatility	33.55%	34.08%	35.45%
Expected life of the option, in years	5.2	5.3	5.0
GATX’s annual dividend	$0.84	$0.80	$0.80

Revision to GATX 2006 Annual Report
          Certain data with respect to stock options/SARs activity for the year ended December 31, 2006, are set forth below:

			Weighted
			Average
		Weighted	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic
	Options/SARs	Exercise	Term	Value
	(in thousands)	Price	(Years)	(in thousands)
Outstanding at beginning of period	3,097	$31.64
Granted	240	38.63
Exercised	(1,026)	30.64		$13,701
Forfeited/Cancelled	(100)	30.79
Expired	(30)	34.03

Outstanding at end of period	2,181	32.88	4.5	25,970

Vested at the end of the period	1,777	32.61	4.3
Exercisable at the end of the period	1,777	32.61	4.3	20,657
     The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004, was $13.7 million, $10.4 million and $4.5 million, respectively. The intrinsic value of stock options is defined as the difference between the current market value and the grant price.
     As of December 31, 2006, there was $3.5 million of unrecognized compensation expense related to nonvested options/SARs, which is expected to be recognized over a weighted average period of 1.7 years. Cash received from employee exercises of options, for the year ended December 31, 2006, was $31.3 million. GATX did not recognize any excess tax benefits associated with these exercises.
     Restricted Stock and Performance Share Awards
     Restricted stock may be granted to key employees, entitling them to receive a specified number of restricted shares of common stock. Restricted shares of common stock carry all dividend and voting rights, but are not transferable prior to the expiration of a specified restriction period, generally three years, as determined by the Compensation Committee of the Board of Directors (“Compensation Committee”). Compensation expense is recognized for these awards over the applicable restriction period.
     Performance shares may be granted to key employees to focus attention on the achievement of certain strategic objectives. The shares are converted to restricted common stock based on the achievement of predetermined performance goals at the end of a specified performance period as determined by the Compensation Committee. Full vesting of the restricted stock may then be subject to an additional service period, ending no later than the third anniversary of the grant, absent the occurrence of certain events such as retirement, death or disability. Performance shares do not carry voting rights. Recipients of performance shares are credited with dividend equivalents on the number of shares that are converted to restricted stock. Compensation expense is recognized for these awards over the applicable vesting period, generally three years.
     GATX values its restricted stock and performance share awards based on the closing price of its stock on the grant date. As of December 31, 2006, there was $4.1 million of unrecognized compensation expense related to these awards, which is expected to be recognized over a weighted average period of 1.7 years.

Revision to GATX 2006 Annual Report
     Certain data with respect to restricted stock and performance share activity for the year ended December 31, 2006, are set forth below:

		Weighted
	Number of Share	Average Grant-
	Units Outstanding	Date Fair Value
Restricted Stock:
Nonvested at beginning of the period	88,246	$33.03
Granted	58,050	38.71
Vested	(15,474)	32.65
Forfeited	(22,760)	35.37

Nonvested at end of period	108,062	$35.64

Performance Shares:
Nonvested at beginning of the period	150,292	$27.70
Granted	57,910	38.71
Vested	(71,635)	22.81
Forfeited	(17,021)	31.43

Nonvested at end of period	119,546	$35.43

     The total fair value of shares vested during the years ended December 31, 2006, 2005 and 2004, was $3.7 million, $0.6 million and $0.1 million, respectively.
Phantom Stock Awards
     Phantom stock is granted to external directors as a portion of their compensation for service on GATX’s Board. In accordance with the terms of the phantom stock awards, each director is credited with a quantity of units that equate to, but are not, common shares in the Company. Phantom stock awards are dividend participating with all dividends reinvested in additional phantom shares at the average of the high and low trading prices of GATX stock on the dividend declaration date. Settlement of whole units of phantom stock will be made in shares of common stock and fractional units will be paid in cash at the expiration of each director’s service on the Board and/or in accordance with his or her deferral election. In 2006, GATX granted 14,548 units of phantom stock and 123,638 units were outstanding as of December 31, 2006.
NOTE 19. Discontinued Operations
     In 2006, GATX agreed to sell the majority of its aircraft leasing business to Macquarie Aircraft Leasing Limited (“MALL”). The sale was completed in two stages: the sale of the wholly owned aircraft closed on November 30, 2006, and the sale of the partnered aircraft closed on January 17, 2007. Separately in 2006, GATX sold 26 wholly owned and partnered aircraft and its interest in Pembroke Group, a 50% owned aircraft leasing affiliate. These events resulted in the disposition of GATX’s aircraft leasing operation (formerly the “Air” segment). Accordingly, Air has been segregated and classified as discontinued operations for all periods presented.
     In 2004, GATX completed the sale of the assets of its former Technology segment (“Technology”) with $291.5 million of related nonrecourse debt assumed by the acquirer. Financial data for Technology has also been segregated and reported as discontinued operations for all periods presented.
     The following table summarizes certain operating data for discontinued operations, for all periods presented (in millions):

	2006	2005	2004
Revenues	$133.5	$133.9	$206.6
(Loss) income before taxes	(8.9)	(198.7)	22.9
Income (loss) from operations, net of taxes	32.1	(0.5)	21.4
Loss on disposal of segment, net of taxes	(70.9)	(119.4)	(7.2)

Net (loss) income from discontinued operations	$(38.8)	$(119.9)	$14.2

Revision to GATX 2006 Annual Report
     The following tables summarize the components of discontinued operations reported on the consolidated statements of cash flows (in millions):

	2006	2005	2004
Operating Activities
Net cash provided by operating activities	$91.4	$97.0	$131.7
Investing Activities
Portfolio investments and capital additions	(94.2)	(17.3)	(353.8)
Proceeds from disposal of segment	1,307.5	9.1	256.2
Proceeds from other investing activities	50.0	90.9	137.4

Net cash provided by investing activities	1,263.3	82.7	39.8
Financing Activities
Net proceeds from issuance of debt	—	—	183.8
Repayments of debt (original maturities longer than 90 days)	(796.0)	(82.4)	(239.3)

Net cash used in financing activities	(796.0)	(82.4)	(55.5)

Cash provided by discontinued operations, net	$558.7	$97.3	$116.0

     GATX’s loss on disposals of wholly owned and partnered aircraft was comprised of $60.3 million ($70.9 million after tax) of losses realized on dispositions in 2006 and impairment charges of $196.4 million ($119.4 million after tax) recorded in 2005. Taxes associated with the disposals include an estimated expense of $37.2 million related to the recapture of previously deducted foreign losses related to GATX’s interests in certain foreign affiliates.
     Results of discontinued operations reflect directly attributable revenues, ownership, operating, interest and selling, general and administration expenses (“SG&A”) expenses and income taxes. Results also reflect intercompany allocations for interest and certain SG&A expenses. Interest expense allocated was $16.4 million, $26.7 million and $21.0 million for 2006, 2005 and 2004, respectively. Interest was allocated consistent with GATX’s risk adjusted approach for continuing operations. SG&A allocated was $6.1 million, $6.9 million and $12.1 million for 2006, 2005 and 2004, respectively. SG&A was allocated based on management’s best estimate and judgment of the direct cost of support services provided to discontinued operations and amounts allocated approximate the amounts expected to be eliminated from continuing operations.
NOTE 20. Cumulative Effect Adjustment to Retained Earnings
     In September 2006, the SEC released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides guidance on how the effects of the carryover or reversal of prior year financial statement misstatements should be considered in quantifying a current year misstatement. Specifically, SAB 108 requires that companies quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. Prior practice allowed the evaluation of materiality on the basis of either the income statement approach or the balance sheet, but did not require both. In years prior to 2002, GATX recorded accruals in connection with the sale of multiple business segments reported as discontinued operations. These accruals were for post-retirement employment benefits on an undiscounted basis for severed employees and retirees of the sold business, the liability for which was retained by GATX. In subsequent years, the periodic expenses for post-retirement employment benefits related to former employees of the sold businesses were charged against the accruals. The Company now believes that these liabilities were determined in error. These errors were deemed to be immaterial prior to 2006, but after applying the guidance under SAB 108, the cumulative effect of these errors was determined to be material to 2006. In evaluating materiality and determining the appropriateness of applying SAB 108 to these errors, the Company considered materiality both qualitatively and quantitatively as prescribed by the SEC’s Staff Accounting Bulletin No. 99 (“SAB 99”). As a result, an after-tax adjustment of $19.2 million was made to increase the opening balance of retained earnings as of January 1, 2006.
NOTE 21. Earnings per Share
     Basic earnings per share are computed by dividing net income (loss) available to common shareholders by the weighted average number of shares of common stock outstanding during each year. Shares issued during the year and shares reacquired during the year, if applicable, are weighted for the portion of the year that they were outstanding. Diluted earnings per share are computed in a manner consistent with that of basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed conversion of preferred stock, convertible debt, and the assumed exercise of stock options, SARs and restricted stock, if dilutive. The number of additional shares is calculated by assuming that outstanding options were exercised and that

Revision to GATX 2006 Annual Report
the proceeds from such exercises were used to acquire shares of common stock at the average market price during the reporting period.
     At December 31, 2006, GATX had $125.0 million of senior unsecured notes, which were contingently convertible into 5,093,428 common shares at a price of $24.54 per share. The conversion details are discussed in Note 11.
     At December 31, 2006, GATX also had $124.3 million of senior unsecured notes that were convertible into 3,647,375 common shares at a price of $34.09 per share. These notes were converted in January 2007, resulting in a cash payment equal to the principal balance and the issuance of 1.0 million shares for the difference between GATX’s stock price at the time of conversion and the conversion price.
     In 2006, GATX disposed of its Air segment. Accordingly, Air has been segregated and classified as discontinued operations for all periods presented. As a result, continuing operations for 2005 changed from a net loss to net income, causing diluted EPS for 2005 to be based on a higher average common share equivalent. Accordingly, total diluted net earnings per share for the year ended December 31, 2005 were $0.27 higher than previously reported.
     On January 25, 2007, the Company’s Board of Directors authorized a $300 million share repurchase program expected to be completed in 2007.
     The following table sets forth the computation of basic and diluted net income (loss) per common share (in millions, except per share amounts):

	Year Ended December 31
	2006	2005	2004
Numerator:
Income from continuing operations	$151.4	$106.0	$155.7
(Loss) income from discontinued operations	(38.8)	(119.9)	14.2
Less: Dividends paid and accrued on preferred stock	*	0.1	0.1

Numerator for basic earnings per share — income (loss) available to common shareholders	$112.6	$(14.0)	$169.8
Effect of dilutive securities:
Add: Dividends paid and accrued on preferred stock	*	0.1	0.1
After-tax interest expense on convertible securities	12.7	12.9	12.9

Numerator for diluted earnings per share — income (loss) available to common shareholders	$125.3	$(1.0)	$182.8
Denominator:
Denominator for basic earnings per share — weighted average shares	51.0	50.1	49.3
Effect of dilutive securities:
Equity compensation plans	0.8	0.5	0.3
Convertible preferred stock	0.1	0.1	0.1
Convertible securities	10.2	10.3	10.4

Denominator for diluted earnings per share — adjusted weighted average and assumed conversion	62.1	61.0	60.1
Basic earnings per share:
Income from continuing operations	$2.97	$2.12	$3.15
(Loss) income from discontinued operations	(0.76)	(2.40)	0.29

Total basic earnings per share	$2.21	$(0.28)	$3.44

Diluted earnings per share:
Income from continuing operations	$2.65	$1.94	$2.80
(Loss) income from discontinued operations	(0.63)	(1.96)	0.24

Total diluted earnings per share	$2.02	$(0.02)	$3.04

*	Less than $0.1 million.

Revision to GATX 2006 Annual Report
NOTE 22. Foreign Operations
     GATX has a number of investments in subsidiaries and affiliated companies that are located in or derive revenues from various foreign countries. GATX’s foreign identifiable assets include investments in affiliated companies as well as fully consolidated railcar operations in Canada, Mexico, Poland, Austria and Germany, and foreign leases, loans and other investments. Foreign entities contribute significantly to GATX’s share of affiliates’ earnings. Revenues and identifiable assets are determined to be foreign or U.S. based upon location of the customer; classification of affiliates’ earnings as foreign or domestic is made based on the office location of the affiliate.
     The Company did not derive revenues in excess of 10% of consolidated revenues from continuing operations from any one foreign country for the years ended December 31, 2006, 2005 and 2004. No foreign country represented more than 10% of GATX’s identifiable assets from continuing operations at December 31, 2006 or 2004. At December 31, 2005, 12.2% of the Company’s identifiable assets were in Canada and 10.4% were in Germany.
     The table below presents certain GATX data for continuing operations (in millions):

	Year Ended or at December 31
	2006	2005	2004
Revenues
Foreign	$253.8	$215.2	$206.0
United States	899.2	814.2	840.6

	$1,153.0	$1,029.4	$1,046.6

Share of Affiliates’ Earnings
Foreign	$64.2	$62.1	$42.1
United States	11.9	11.6	12.0

	$76.1	$73.7	$54.1

Identifiable Balance Sheet Assets
Foreign	$1,614.6	$1,465.8	$1,186.4
United States	2,800.2	2,074.7	2,370.2

	$4,414.8	$3,540.5	$3,556.6

     Foreign generated cash flows are used to meet local operating needs and for reinvestment. For non-U.S. dollar functional currency entities, the translation of the financial statements into U.S. dollars results in an unrealized foreign currency translation adjustment, which is a component of accumulated other comprehensive income (loss).
NOTE 23. Financial Data of Business Segments
     The financial data presented below conforms to SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, and depicts the profitability, financial position and capital expenditures of each of GATX’s continuing business segments.
     GATX leases, manages, operates, and invests in long-lived, widely used assets in the rail, marine and industrial equipment markets. Headquartered in Chicago, Illinois, GATX has three financial reporting segments: Rail, Specialty and ASC.
     Rail is principally engaged in leasing tank and freight railcars and locomotives. Rail primarily provides railcars pursuant to full-service leases, under which it maintains the railcars, pays ad valorem taxes and insurance, and provides other ancillary services. Rail also offers net leases for railcars and most of its locomotives, in which case the lessee is responsible for maintenance, insurance and taxes.
     The Specialty portfolio consists primarily of leases, affiliate investments, loans and interests in residual values involving a variety of underlying asset types, including marine vessels, aircraft, rail, industrial and other equipment. The portfolio provides recurring lease and interest income and uneven periodic income primarily related to the remarketing of assets.
     ASC operates a fleet of self-unloading marine vessels on the Great Lakes and is exclusively engaged in the waterborne transportation of dry bulk commodities.

Revision to GATX 2006 Annual Report
     Segment profit is an internal performance measure used by the Chief Executive Officer to assess the performance of each segment in a given period. Segment profit includes all revenues, including affiliate earnings, attributable to the segments, as well as ownership and operating costs that management believes are directly associated with the maintenance or operation of the revenue earning assets. Operating costs include maintenance costs, marine operating costs, asset impairment charges and other operating costs such as litigation, provisions for losses, environmental costs, and asset storage costs. Segment profit excludes selling, general and administrative expenses, income taxes and certain other amounts not allocated to the segments.
     GATX allocates debt balances and related interest expense to each operating segment based upon a fixed recourse leverage level expressed as a ratio of recourse debt (including off balance sheet debt) to equity. In 2006, the Company revised its recourse leverage ratio levels for its segments to better align segment leverage with GATX’s consolidated leverage. The revised levels for Rail, Specialty and ASC are 4:1, 3:1 and 1.5:1, respectively. Management believes this leverage and interest expense allocation methodology provides a reasonable approximation of each operating segment’s risk-adjusted financial return. Historical financial information has been restated and all periods presented reflect the revised leverage levels.
     In previous periods ASC was included in Other. As a result of its increased asset base and income contribution, ASC is now a reportable segment. Also in previous periods, SG&A expenses and income taxes were included in the measure of segment performance. All information in the following tables has been restated accordingly.
     The following tables present certain segment data for the years ended December 31, 2006, 2005 and 2004 (in millions):

					GATX
	Rail	Specialty	ASC	Other	Consolidated
2006 Profitability
Revenues
Lease income	$780.0	$42.0	$4.2	$—	$826.2
Marine operating income	—	—	205.6	—	205.6
Asset remarketing income	19.7	27.9	—	—	47.6
Other income	60.6	12.4	—	0.6	73.6

Total revenues	860.3	82.3	209.8	0.6	1,153.0
Share of affiliates’ earnings	22.7	53.4	—	—	76.1

Total gross income	883.0	135.7	209.8	0.6	1,229.1
Depreciation	146.1	7.0	10.2	—	163.3
Interest expense, net	98.6	16.9	8.1	5.6	129.2
Operating lease expense	163.0	3.9	—	(0.3)	166.6

Total ownership costs	407.7	27.8	18.3	5.3	459.1
Other operating costs	227.4	9.0	159.5	(0.1)	395.8

Segment profit (loss)	247.9	98.9	32.0	(4.6)	374.2
SG&A					146.7

Income from continuing operations before taxes					227.5
Income taxes					76.1

Income from continuing operations					151.4

Selected Balance Sheet Data
Investments in affiliated companies	109.7	182.2	—	—	291.9
Identifiable assets	3,365.6	491.9	302.6	254.7	4,414.8
Capital Expenditures
Portfolio investments and capital additions	533.6	94.1	127.7	7.7	763.1

Revision to GATX 2006 Annual Report

					GATX
	Rail	Specialty	ASC	Other	Consolidated
2005 Profitability
Revenues
Lease income	$729.4	$31.4	$2.4	$—	$763.2
Marine operating income	—	—	135.7	—	135.7
Asset remarketing income	13.3	28.1	—	—	41.4
Other income	65.5	20.8	0.2	2.6	89.1

Total revenues	808.2	80.3	138.3	2.6	1,029.4
Share of affiliates’ earnings	13.7	60.0	—	—	73.7

Total gross income	821.9	140.3	138.3	2.6	1,103.1
Depreciation	132.1	4.2	6.5	—	142.8
Interest expense, net	77.9	16.8	5.1	6.0	105.8
Operating lease expense	176.2	4.1	—	(0.3)	180.0

Total ownership costs	386.2	25.1	11.6	5.7	428.6
Other operating costs	234.2	9.1	108.3	9.3	360.9

Segment profit (loss)	201.5	106.1	18.4	(12.4)	313.6
SG&A					141.0

Income from continuing operations before taxes					172.6
Income taxes					66.6

Income from continuing operations					106.0

Selected Balance Sheet Data
Investments in affiliated companies	99.7	184.2	—	—	283.9
Identifiable assets	2,719.4	455.5	165.8	199.8	3,540.5
Capital Expenditures
Portfolio investments and capital additions	402.9	92.6	3.2	4.5	503.2

2004 Profitability
Revenues
Lease income	$659.5	$29.8	$—	$—	$689.3
Marine operating income	—	—	110.9	—	110.9
Asset remarketing income	8.1	25.0	—	0.1	33.2
Other income	62.3	29.8	0.9	120.2	213.2

Total revenues	729.9	84.6	111.8	120.3	1,046.6
Share of affiliates’ earnings	16.6	37.5	—	—	54.1

Total gross income	746.5	122.1	111.8	120.3	1,100.7
Depreciation	124.2	4.2	6.5	—	134.9
Interest expense, net	77.0	23.9	5.1	20.4	126.4
Operating lease expense	166.0	4.1	—	(0.3)	169.8

Total ownership costs	367.2	32.2	11.6	20.1	431.1
Other operating costs	219.8	(1.9)	87.5	1.9	307.3

Segment profit	159.5	91.8	12.7	98.3	362.3
SG&A					140.0

Income from continuing operations before taxes					222.3
Income taxes					66.6

Income from continuing operations					155.7

Selected Balance Sheet Data
Investments in affiliated companies	102.5	167.4	—	—	269.9
Identifiable assets	2,721.2	505.5	145.0	184.9	3,556.6
Capital Expenditures
Portfolio investments and capital additions	489.9	22.7	20.6	1.6	534.8

(a)	Other income included a $68.1 million gain from the sale of an idle property and $48.4 million of insurance recoveries related to a prior litigation matter.

Revision to GATX 2006 Annual Report
NOTE 24. Selected Quarterly Financial Data (unaudited)

	First	Second	Third	Fourth
	Quarter (b)	Quarter (b)(c)	Quarter (b)(c)	Quarter (b)(c)	Total
	In millions, except per share data
2006
Gross Income	$271.0	$303.9	$336.2	$318.0	$1,229.1
Income from continuing operations	38.1	41.0	43.6	28.7	151.4
Income (loss) from discontinued operations	8.3	(0.3)	(54.2)	7.4	(38.8)

Net income (loss)	$46.4	$40.7	$(10.6)	$36.1	$112.6

Per Share Data:
Basic:
Income from continuing operations	$0.75	$0.81	$0.86	$0.55	$2.97
Income (loss) from discontinued operations	0.17	(0.01)	(1.07)	0.15	(0.76)

Total	$0.92	$0.80	$(0.21)	$0.70	$2.21

Diluted:
Income from continuing operations	$0.67	$0.72	$0.76	$0.51	$2.65
Income (loss) from discontinued operations	0.14	(0.01)	(0.88)	0.12	(0.63)

Total	$0.81	$0.71	$(0.12)	$0.63	$2.02

2005
Gross Income	$243.7	$297.7	$285.9	$275.8	$1,103.1
Income from continuing operations	25.8	38.3	32.2	9.7	106.0
Income (loss) from discontinued operations	1.3	(2.5)	2.6	(121.3)	(119.9)

Net income (loss)	$27.1	$35.8	$34.8	$(111.6)	$(13.9)

Per Share Data:(a)
Basic:
Income from continuing operations	$0.52	$0.77	$0.64	$0.19	$2.12
Income (loss) from discontinued operations	0.03	(0.05)	0.05	(2.39)	(2.40)

Total	$0.55	$0.72	$0.69	$(2.20)	$(0.28)

Diluted:
Income from continuing operations	$0.48	$0.68	$0.58	$0.19	$1.94
Income (loss) from discontinued operations	0.02	(0.04)	0.04	(2.37)	(1.96)

Total	$0.50	$0.64	$0.62	$(2.18)	$(0.02)

(a)	Quarterly earnings per share results may not be additive, as per share amounts are computed independently for each quarter and the full year is based on the respective weighted average common shares and common stock equivalents outstanding.

(b)	Financial data for the Air segment has been segregated as discontinued operations for all periods presented. As a result, amounts have been restated from Form 10-Q filed with the Securities and Exchange Commission (“SEC”) for the quarterly periods ended September 30, 2005, March 31, 2006 and June 30, 2006, and from the Form 10-K for the period ended December 31, 2005. Also as a result, continuing operations for 2005 changed from a net loss to net income, causing diluted EPS for 2005 to be based on a higher average common share equivalent.

(c)	Effective December 31, 2006, GATX modified its methodology for allocating certain SG&A and interest expenses related to ASC among interim periods. There was no effect on full year reported earnings. Additionally, the Company adopted FSP AUG AIR-1 effective January 1, 2007. The impact of this FSP has been applied retrospectively. See Note 25 for additional details regarding the adoption of this FSP. The following is a summary of the impact of the adjustments on both income from continuing operations and net income (loss) for the three months ended:

	2006		2005
	Net (Loss) Income	Diluted EPS	Net (Loss) Income	Diluted EPS
March 31	$(1.5)	$(0.02)	$(1.3)	$(0.02)
June 30	0.4	0.01	0.9	0.02
September 30	1.0	0.02	0.5	0.01
December 31	1.0	0.01	0.3	0.01

Revision to GATX 2006 Annual Report
NOTE 25. Vessel Survey Costs
     Effective January 1, 2007, the Company transitioned to the deferral method of accounting for survey costs on ASC vessels. Previously the Company used the accrue-in-advance method of accounting for these planned major maintenance activities; however, under FSP AUG AIR-1 this method is no longer allowed. The provisions of this FSP were applied retrospectively to all periods presented. Accordingly, GATX has revised its financial statements, establishing an asset for survey costs already incurred and reversing the liability recorded under the previous accrue-in-advance method. The effects of these adjustments were as follows (in millions):

Consolidated Balance Sheets	2006		2005
Year Ended December 31	As Reported	As Adjusted	As Reported	As Adjusted
Other Assets	$222.2	$225.2	$276.8	$279.7
Total Assets	4,644.0	4,647.0	5,244.4	5,247.3
Accounts Payable and Accrued Expenses	159.6	158.9	166.1	165.1
Deferred Income Taxes	754.8	757.4	683.4	685.5
Other Liabilities	351.9	348.3	373.7	371.7
Total Liabilities	3,481.0	3,479.3	4,222.1	4,221.2
Retained Earnings	783.2	787.9	696.0	699.8
Total Shareholders’ Equity	1,163.0	1,167.7	1,022.3	1,026.1
Total Liabilities and Shareholders’ Equity	4,644.0	4,647.0	5,244.4	5,247.3

Consolidated Statements of
Operations	2006		2005		2004
	As	As	As	As	As	As
Year Ended December 31	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Marine operating expenses	$161.2	$159.8	$108.9	$108.3	$87.7	$87.3
Total Other Costs and Expenses	543.9	542.5	502.5	501.9	447.7	447.3
Income from Continuing Operations before Income Taxes	226.1	227.5	172.0	172.6	221.9	222.3
Income Taxes	75.6	76.1	66.4	66.6	66.5	66.6
Income from Continuing Operations	150.5	151.4	105.6	106.0	155.4	155.7
Net Income (Loss)	111.7	112.6	(14.3)	(13.9)	169.6	169.9
Basic Earnings per Share	2.19	2.21	(0.29)	(0.28)	3.44	3.44
Diluted Earnings per Share	2.00	2.02	(0.02)	(0.02)	3.04	3.04

Consolidated Statements
of Cash Flows	2006		2005		2004
	As	As	As	As	As	As
Year Ended December 31	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Net income (loss)	$111.7	$112.6	$(14.3)	$(13.9)	$169.6	$169.9
Income from Continuing Operations	150.5	151.4	105.6	106.0	155.4	155.7
Deferred income taxes	60.4	60.9	42.1	42.3	40.6	40.7
Other	(17.2)	(18.6)	(15.5)	(16.1)	(39.7)	(40.1)
NOTE 26. Subsequent Event (unaudited)
     GATX consummated the merger (the “Merger”) of its wholly-owned operating subsidiary, GFC, with and into its parent, GATX, on and as of May 11, 2007. Effective as of the Merger, GATX’s By-Laws were amended and restated to: (i) create new officer positions, specifically, “Executive Vice Presidents” and “Senior Vice Presidents”; (ii) re-delegate certain authority previously delegated to Vice Presidents to the newly created Executive Vice Presidents and Senior Vice Presidents; (iii) establish an Appointment Committee of the Board consisting of the Chairman of the Board which has the authority of the Board to appoint and take certain other actions with respect to Vice Presidents (other than Executive Vice Presidents and Senior Vice Presidents); and (iv) make certain other technical clarifications. The impact of the merger is not expected to have a material impact on GATX’s financial position or results of operations.

Revision to GATX 2006 Annual Report
Item 9A. Controls and Procedures.
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of GATX Corporation
     We have audited management’s assessment, included in the accompanying Management’s Report Regarding the Effectiveness of Internal Control and Procedures, that GATX Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). GATX Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, management’s assessment that GATX Corporation maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, GATX Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity, cash flows, and comprehensive income (loss) for each of the three years in the period ended December 31, 2006 and the financial statement schedules listed in the index at Item 15(a) of GATX Corporation and our report dated August 7, 2007 expressed an unqualified opinion thereon.
Chicago, Illinois
August 7, 2007